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UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A
Proxy Statement Pursuant to Section 14(a) of
the Securities Exchange Act of 1934

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Filed by a Party other than the Registrant ☐
Check the appropriate box:
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☒	Definitive Proxy Statement
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☐	Soliciting Material under §240.14a-12

CARLISLE COMPANIES INCORPORATED
(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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CARLISLE COMPANIES INCORPORATED

16430 North Scottsdale Road, Suite 400
Scottsdale, Arizona 85254
(480) 781-5000

NOTICE OF 2019 ANNUAL MEETING OF STOCKHOLDERS

        The 2019 Annual Meeting of Stockholders (the "Annual Meeting") of Carlisle Companies Incorporated (the "Company") will be held at 8:00 a.m., Eastern Time, on Wednesday, May 8, 2019 at the offices of Carlisle Interconnect Technologies, Inc. located at 100 Tensolite Drive, St. Augustine, Florida 32092, for the following purposes:

  1.
  To elect the four directors nominated by the Board of Directors;

  2.
  To ratify the appointment of Deloitte & Touche LLP as the Company's independent registered public accounting firm for fiscal 2019;

  3.
  To approve, on an advisory basis, the Company's named executive officer compensation in fiscal 2018; and

  4.
  To transact such other business as may properly come before the Annual Meeting or any adjournment or postponement thereof.

        The Board of Directors unanimously recommends that you vote "FOR" Items 1, 2 and 3. The proxy holders will use their discretion to vote on other matters that may properly arise at the Annual Meeting or any adjournment or postponement thereof.

        Only stockholders of record as of the close of business on March 13, 2019 will be entitled to vote at the Annual Meeting whether or not they have transferred their shares since that date.

        YOUR VOTE IS IMPORTANT

        If you own your shares directly as a registered stockholder or through the Carlisle, LLC Employee Incentive Savings Plan, please vote in one of the following ways:

  •
  Via the Internet—by logging on to www.proxyvote.com and following the instructions, using the Control Number shown on the Notice of Internet Availability of Proxy Materials (or proxy card if you received or request one), for voting.

  •
  By telephone (only if you received or request a proxy card)—by calling the phone number on the proxy card.

  •
  By mail (only if you received or request a proxy card)—by completing, signing, dating and promptly returning the proxy card in the postage-paid envelope provided.

  •
  In person—by submitting a ballot in person at the Annual Meeting.

        If you own your shares indirectly through a bank, broker or similar organization, please follow the instructions you receive from the stockholder of record to vote your shares.

By Order of the Board of Directors,
/s/ SCOTT C. SELBACH
Scott C. Selbach
Vice President, Secretary and General Counsel

Scottsdale, Arizona
March 26, 2019

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting of Stockholders To Be Held on May 8, 2019:
The Notice of 2019 Annual Meeting of Stockholders, Proxy Statement and 2018 Annual Report to Stockholders are available at www.proxyvote.com.

i

PROXY STATEMENT

 GENERAL INFORMATION

        This Proxy Statement is being furnished in connection with the solicitation by the Board of Directors (the "Board of Directors" or the "Board") of Carlisle Companies Incorporated ("the Company") of proxies to be voted at the 2019 Annual Meeting of Stockholders (the "Annual Meeting"). The Annual Meeting will be held at 8:00 a.m., Eastern Time, on Wednesday, May 8, 2019 at the offices of Carlisle Interconnect Technologies, Inc. located at 100 Tensolite Drive, St. Augustine, Florida 32092.

        In accordance with the Securities and Exchange Commission rules and regulations (the "SEC rules"), instead of mailing a printed copy of the proxy materials to each stockholder of record, the Company is furnishing proxy materials to its stockholders via the Internet. You will not receive a printed copy of the proxy materials unless you request a copy. Instead, the Notice of Internet Availability of Proxy Materials instructs you how to access and review the proxy materials over the Internet. If you would like to receive a printed copy of the proxy materials, you should follow the instructions for requesting a copy included in the notice.

        The Notice of Internet Availability of Proxy Materials, or a printed copy of the proxy materials (including this Proxy Statement and form of proxy), as applicable, was sent to stockholders beginning March 26, 2019.

        The proxy is solicited by the Board of Directors of the Company. The cost of proxy solicitation will be borne by the Company. In addition to the solicitation of proxies by mail and the Internet, officers and regular employees of the Company may devote part of their time to solicitation by correspondence sent via e-mail, facsimile and telephone or personal calls. Arrangements may also be made with brokerage houses and other custodians, nominees and fiduciaries for the forwarding of solicitation materials to beneficial owners and for the reimbursement of their out-of-pocket and clerical expenses incurred in connection therewith. Proxies may be revoked at any time prior to the taking of the vote at the Annual Meeting. See "Voting by Proxy and Confirmation of Beneficial Ownership" beginning on page 54.

        The mailing address of the Company's principal executive offices is Carlisle Companies Incorporated, 16430 North Scottsdale Road, Suite 400, Scottsdale, Arizona 85254. Upon written request mailed to the attention of the Secretary of the Company, at the Company's principal executive offices, the Company will provide without charge a copy of its Annual Report on Form 10-K for the fiscal year ended December 31, 2018 filed with the Securities and Exchange Commission (the "SEC").

  Shares Entitled to Vote; Quorum

        The record date for the Annual Meeting is March 13, 2019. Only holders of record of the Company's common stock ("Shares" or "Common Shares") as of the close of business on that date will be entitled to vote at the Annual Meeting. As of the record date, 57,198,932 Shares were outstanding. The presence, in person or by proxy, of the holders of a majority of the votes entitled to be cast is necessary to constitute a quorum for the transaction of business at the Annual Meeting.

  Voting Rights and Procedures

        The Company's Restated Certificate of Incorporation provides that each person who received Shares pursuant to the Agreement of Merger, dated March 7, 1986, which was approved by the stockholders of Carlisle Corporation and became effective on May 30, 1986, is entitled to five votes per Share. Persons acquiring Shares after May 30, 1986 (the effective date of the merger) are entitled to one vote per Share until the Shares have been beneficially owned (as defined in the Restated

Certificate of Incorporation) for a continuous period of four years. Following continuous ownership for a period of four years, the Shares are entitled to five votes per Share. The actual voting power of each holder of Shares will be based on stockholder records at the time of the Annual Meeting. See "Voting by Proxy and Confirmation of Beneficial Ownership" beginning on page 54. In addition, holders of Shares issued from the treasury, other than in connection with the exercise of stock options, before the close of business on March 13, 2019 (the record date for determining stockholders entitled to vote at the Annual Meeting) will be entitled to five votes per Share unless the Board of Directors determines otherwise at the time of authorizing such issuance.

  Voting Methods

        If your Shares are registered directly in your name with the Company's transfer agent, Computershare Investor Services, LLC, you are considered the registered holder of those Shares. As the registered stockholder, you can ensure your Shares are voted at the Annual Meeting by submitting your instructions (i) via the Internet, (ii) by telephone (only if you received or request a proxy card) by calling the phone number on the proxy card, (iii) by mail (only if you received or request a proxy card) by completing, signing, dating and promptly returning the proxy card in the postage-paid envelope provided or (iv) by attending the Annual Meeting and voting your Shares in person at the meeting. Internet and telephone voting for registered stockholders will be available 24 hours a day, up until 11:59 p.m., Eastern Time, on May 7, 2019. You may obtain directions to the Annual Meeting in order to vote in person by calling the Company's principal executive offices at (480) 781-5000.

        Most Company stockholders hold their Shares through a bank, broker or other nominee, rather than directly in their name. In that case, you are considered the beneficial owner of Shares held in street name. As the beneficial owner, you are entitled to direct the voting of your Shares by your intermediary. Brokers, banks and other nominees typically offer telephonic or electronic means by which the beneficial owners of Shares held by them can submit voting instructions, in addition to the traditional mailed voting instruction forms. If you own your Shares indirectly through a bank, broker or other nominee, please follow the instructions you receive from the stockholder of record to vote your Shares. As the beneficial owner, if you wish to vote at the Annual Meeting, you will need to bring to the meeting a legal proxy from your bank, broker or other nominee authorizing you to vote those Shares.

        If you participate in the Carlisle, LLC Employee Incentive Savings Plan (the "401(k) Plan") and own Shares through your 401(k) Plan account, Wells Fargo Bank, N.A. ("Wells Fargo"), the trustee of the 401(k) Plan, will vote your 401(k) Plan Shares in accordance with the instructions you provide by voting via the Internet, by telephone or on the voting instruction form. If Wells Fargo does not receive voting instructions from you by 11:59 p.m., Eastern Time, on May 7, 2019, Wells Fargo will vote your 401(k) Plan Shares as directed by the Carlisle Pension and Insurance Committee, the 401(k) Plan administrator, in its discretion.

  Voting Requirement to Approve Each of the Proposals

        The following sets forth the voting requirement to approve each of the proposals:

        Proposal 1, Election of Directors.    Directors shall be elected by the affirmative vote of a majority of the votes cast (meaning that the number of votes cast "for" a nominee must exceed the number of votes cast "against" such nominee). If any incumbent director who is a nominee for reelection receives a greater number of votes "against" his or her election than votes "for" such election in an uncontested election of directors, the Company's Amended and Restated Bylaws provide that the director must promptly tender his or her offer of resignation to the Board for consideration. See "Proposal 1: Election of Directors" for a more detailed description of the Company's director resignation policy.

        Proposal 2, Ratification of the Appointment of Independent Registered Public Accounting Firm.    Ratification of the appointment of Deloitte & Touche LLP as the Company's independent registered public accounting firm for fiscal 2019 requires the affirmative vote of a majority of the total votes of all Shares present in person or represented by proxy and entitled to vote on the proposal at the Annual Meeting (meaning that of the total votes of all Shares represented at the Annual Meeting and entitled to vote, a majority of them must be voted "for" the proposal for it to be approved).

        Proposal 3, Advisory Vote to Approve Named Executive Officer Compensation.    Advisory approval of the Company's named executive officer compensation in fiscal 2018 requires the affirmative vote of a majority of the total votes of all Shares present in person or represented by proxy and entitled to vote on the proposal at the Annual Meeting (meaning that of the total votes of all Shares represented at the Annual Meeting and entitled to vote, a majority of them must be voted "for" the proposal for it to be approved).

        Other Items.    Approval of any other matters requires the affirmative vote of a majority of the total votes of all Shares present in person or represented by proxy and entitled to vote on the item at the Annual Meeting (meaning that of the total votes of all Shares represented at the Annual Meeting and entitled to vote, a majority of them must be voted "for" the item for it to be approved).

  Effect of Abstentions and Broker Non-Votes

        Abstentions and broker non-votes are counted as present or represented for purposes of determining the presence or absence of a quorum for the Annual Meeting. A broker non-vote occurs when a nominee holding Shares in street name for a beneficial owner votes on one proposal but does not vote on another proposal because, with respect to such other proposal, the nominee does not have discretionary voting power and has not received voting instructions from the beneficial owner.

        Under the New York Stock Exchange rules (the "NYSE rules"), Proposal 2, the ratification of the appointment of Deloitte & Touche LLP as the Company's independent registered public accounting firm for fiscal 2019, is considered a "routine" matter, which means that brokerage firms may vote in their discretion on this proposal on behalf of clients who have not furnished voting instructions. However, Proposals 1 and 3, the election of directors and the advisory vote to approve the Company's named executive officer compensation in fiscal 2018, respectively, are "non-routine" matters under the NYSE rules, which means that brokerage firms that have not received voting instructions from their clients on these matters may not vote on these proposals.

        With respect to Proposal 1, the election of directors, you may vote "for" or "against" each of the nominees for the Board, or you may "abstain" from voting for one or more nominees. Abstentions and broker non-votes are not considered votes cast for the foregoing purpose and will therefore have no effect on the election of director nominees.

        With respect to Proposals 2 and 3, the ratification of the appointment of Deloitte & Touche LLP as the Company's independent registered public accounting firm for fiscal 2019 and the advisory vote to approve the Company's named executive officer compensation in fiscal 2018, respectively, you may vote "for" or "against" these proposals, or you may "abstain" from voting on these proposals. An abstention will be counted as a vote present or represented and entitled to vote on these proposals and will have the same effect as a vote "against" these proposals, and a broker non-vote will not be considered entitled to vote on these proposals and will therefore have no effect on their outcome. As discussed above, because Proposal 2, the ratification of the appointment of Deloitte & Touche LLP as the Company's independent registered public accounting firm for fiscal 2019, is considered a "routine" matter, we do not expect any broker non-votes with respect to this proposal.

 SECURITY OWNERSHIP

A.    Certain Beneficial Owners

        The table below provides information about the beneficial ownership of Common Shares as of December 31, 2018 by each person known by the Company to beneficially own more than 5% of the outstanding Common Shares as of such date. As defined in Rule 13d-3 of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), "beneficial ownership" means essentially that a person has or shares voting or investment power over shares. It does not necessarily mean that the person enjoys any economic benefit from those shares. The ownership percentages are based on 58,126,596 Common Shares outstanding as of December 31, 2018.

Name and Address of Beneficial Owner	Number of Shares and Nature of Beneficial Ownership	Ownership Percentage

The Vanguard Group, Inc.
100 Vanguard Boulevard
Malvern, Pennsylvania 19355	6,025,521(1)	10.4%

BlackRock, Inc.
55 East 52nd Street
New York, New York 10055	5,199,432(2)	8.9%

Janus Henderson Group plc
201 Bishopsgate EC2M 3AE
United Kingdom	4,322,952(3)	7.4%

Eaton Vance Management
2 International Place
Boston, Massachusetts 02110	3,489,387(4)	6.0%

(1)
This information is based upon a Schedule 13G/A filed with the SEC on January 10, 2019 by The Vanguard Group, Inc. ("Vanguard"). The Schedule 13G/A reports that Vanguard has sole voting power over 28,007 Shares, shared voting power over 7,341 Shares, sole investment power over 5,995,716 Shares and shared investment power over 29,805 Shares.

(2)
This information is based upon a Schedule 13G/A filed with the SEC on February 4, 2019 by BlackRock, Inc. ("BlackRock"). The Schedule 13G/A reports that BlackRock has sole voting power over 4,955,127 Shares, shared voting power over no Shares and sole investment power over all of such Shares.

(3)
This information is based upon a Schedule 13G filed with the SEC on February 12, 2019 by Janus Henderson Group plc ("Janus Henderson"). The Schedule 13G reports that Janus Henderson has shared voting and investment power over all of such Shares. The Schedule 13G further reports that Janus Henderson has an indirect 97.11% ownership stake in Intech Investment Management LLC ("Intech") and a 100% ownership stake in Janus Capital Management LLC ("Janus Capital"), Janus Capital International Limited, Perkins Investment Management LLC ("Perkins"), Geneva Capital Management LLC, Henderson Global Investors Limited and Janus Henderson Global Investors Australia Institutional Funds Management Limited (collectively, the "Asset Managers"), and that, due to this ownership structure, holdings for the Asset Managers are aggregated for purposes of the Schedule 13G. The Schedule 13G further reports that, as a result of its role as investment adviser or sub-adviser to various fund, individual and/or institutional clients (collectively, the "Managed Portfolios"), Janus Capital may be deemed to be the beneficial owner of 3,877,232 Shares held by the Managed Portfolios, Perkins may be deemed to be the beneficial owner of 441,863 Shares held by the Managed Portfolios and Intech may be deemed to be the beneficial owner of 3,857 Shares held by the Managed Portfolios, but that none of Janus Capital, Perkins or Intech has the right to receive any dividends from, or the proceeds from the sale of, the Shares held in the Managed Portfolios and each disclaims any ownership associated with such rights.

(4)
This information is based upon a Schedule 13G/A filed with the SEC on February 14, 2019 by Eaton Vance Management ("Eaton Vance"). The Schedule 13G/A reports that Eaton Vance has sole voting and investment power over all of such Shares.

B.    Management

        The table below shows the number and the percentage of Common Shares beneficially owned as of February 28, 2019 by each director, director nominee and named executive officer and by all directors and executive officers as a group. As of February 28, 2019, a total of 57,379,145 Common Shares were outstanding.

Name	Shares Owned	Shares Subject to Options	Share Equivalent Units(1)	Total Beneficial Ownership	Ownership Percentage

Robin J. Adams	5,959	—	17,395	23,354	*

Robert G. Bohn	7,870	—	21,487	29,357	*

Jonathan R. Collins	—	—	4,593	4,593	*

James D. Frias	663	—	7,110	7,773	*

D. Christian Koch	133,917(2)(3)(4)	160,737	388	295,042	*

Gregg A. Ostrander	4,466	—	30,676	35,142	*

Corrine D. Ricard	313	—	5,690	6,003	*

David A. Roberts	237,339	—	6,323	243,662	*

Lawrence A. Sala	18,248	—	31,038	49,286	*

Jesse G. Singh	—	—	3,628	3,628	*

John W. Altmeyer	14,654(4)	90,285	113,408	218,347	*

Shelley J. Bausch	18,664(3)(4)	3,110	—	21,774	*

John E. Berlin	31,071(2)(3)(4)	28,527	1,000	60,598	*

Steven J. Ford	49,950(2)(4)	28,760	—	78,710	*

Karl T. Messmer	9,082(3)(4)	17,428	—	26,510	*

Robert M. Roche	9,472(3)(4)	12,234	7,142	28,848	*

Directors and executive officers as a group (19 persons)				982,177(4)	1.7%

*
Less than 1%.

(1)
Share equivalent units do not represent issued and outstanding Shares and have no voting power. The Share equivalent units for the directors represent Share unit awards and cash fees the directors elected to defer and invest in Share equivalent units, which will be paid in Shares following termination of the director's service. The Share equivalent units for the executive officers represent Shares earned under the Carlisle Companies Incorporated Incentive Compensation Program (the "Incentive Compensation Program") the officers elected to defer under the Carlisle Companies Incorporated Nonqualified Deferred Compensation Plan and which will be paid in Shares following termination of the officer's employment.

(2)
Includes Shares allocated as of December 31, 2018 to the accounts of the following directors and executive officers participating in the 401(k) Plan: Mr. Koch, 1,169 Shares; Mr. Berlin, 8,286 Shares; and Mr. Ford, 5,730 Shares. Each participant in the 401(k) Plan has the right to direct the voting of Shares allocated to his or her account. Shares are held by the trustee of the 401(k) Plan in a commingled trust fund with beneficial interest allocated to each participant's account.

(3)
Includes restricted Shares as follows: Mr. Koch, 55,958 Shares; Ms. Bausch, 15,492 Shares; Mr. Berlin, 9,145 Shares; Mr. Messmer, 6,580 Shares; and Mr. Roche, 8,250 Shares. Restricted Shares have one vote per Share until such Shares have been held for a continuous period of four years.

(4)
Excludes performance Shares awarded to the executive officers as a group, including the named executive officers as follows: Mr. Koch, 39,045 Shares; Mr. Altmeyer, 7,595 Shares; Ms. Bausch, 4,070 Shares; Mr. Berlin, 9,145 Shares; Mr. Ford, 6,440 Shares; Mr. Messmer, 5,650 Shares; and Mr. Roche, 8,250 Shares. The performance Shares, to the extent earned, will be paid to the executive officers in Shares following the expiration of the applicable performance period.

PROPOSAL 1:
ELECTION OF DIRECTORS

        The number of directors is currently fixed at 10. The Company's Restated Certificate of Incorporation provides for a classified Board of Directors under which the Board is divided into three classes of directors, with each class as nearly equal in number as possible. Four directors are to be elected at the Annual Meeting. If elected, each nominee will serve for a three-year term expiring at the 2022 Annual Meeting of Stockholders or until his successor is duly elected and qualified. All of the nominees are currently serving as directors and have agreed to be named in this Proxy Statement and to serve if elected.

        Although the Company knows of no reason why any of the nominees would not be able to serve, if any nominee is unavailable for election, the proxy holders intend to vote your Shares for any substitute nominee proposed by the Board.

        Under the Company's Statement of Corporate Governance Guidelines and Principles, a director is required to submit his or her resignation at the annual meeting of stockholders following the earlier of the date when he or she reaches age 72 or has completed 18 consecutive years of service on the Board. Mr. Roberts will attain age 72 in 2020 and is therefore not expected to serve the full three-year term for which he is nominated for election at the Annual Meeting.

        The Company's Amended and Restated Bylaws provide for a majority vote standard in uncontested director elections, which means each director nominee must receive a majority of the votes cast with respect to that nominee at the Annual Meeting. For this purpose, a "majority of the votes cast" means that the number of votes cast "for" a nominee must exceed the number of votes cast "against" such nominee. In an uncontested election, if any incumbent director who is nominated for reelection does not receive a majority of the votes cast, the director must promptly tender his or her offer of resignation to the Board for consideration. In such event, the Board may decrease the number of directors on the Board, fill any vacancy, refuse to accept such offer of resignation or take other appropriate action. The Company's Amended and Restated Bylaws provide that directors will be elected by a plurality of the votes cast in contested elections. The resignation policy set forth in the Company's Amended and Restated Bylaws does not apply to contested elections.

        For voting purposes, proxies requiring confirmation of the date of beneficial ownership received by the Board of Directors with such confirmation not completed so as to show which Shares beneficially owned by the stockholder are entitled to five votes will be voted with one vote for each Share. See "Voting by Proxy and Confirmation of Beneficial Ownership" beginning on page 54.

        The Board of Directors recommends that you vote "FOR" the election of each of the four nominees listed below. Unless otherwise specified, proxies will be voted "FOR" the election of each of the four nominees listed below.

A.  Business Experience of Directors

Director Nominees

        The table below sets forth certain information relating to each director nominee, as furnished to the Company by the nominee. Except as otherwise indicated, each nominee has had the same principal occupation or employment during the past five years.

Name	Age	Positions with the Company, Principal Occupation and Other Directorships	Period of Service as a Director and Expiration of Term
Robin J. Adams	65	Vice Chairman (from March 2012 to April 2013), Chief Financial Officer (from April 2004 to March 2012) and Chief Administrative Officer (from April 2004 to April 2013) of BorgWarner Inc., a leading global supplier of highly engineered systems and components, primarily for vehicle powertrain applications. Prior to BorgWarner, Mr. Adams served as Executive Vice President—Finance and Chief Financial Officer (from July 1999 to April 2004) of American Axle & Manufacturing Holdings, Inc. Director of Delphi Technologies PLC (since December 2017). Former director of Accuride Corporation (from May 2013 to November 2016) and BorgWarner Inc. (from April 2005 to April 2013).	October 2009 to date. Term expires 2019.
Jonathan R. Collins	42
		Vice President and Head of eCommerce (since September 2016) of Mylan N.V., a leading global pharmaceutical company offering products in approximately 165 countries. Prior to Mylan, Mr. Collins served as Senior Director of eCommerce—International and M&A (from April 2013 to September 2016) of W.W. Grainger, Inc., a leading distributor of maintenance, repair and operating supplies and other related products and services, Director of Digital Strategy and User Experience (from February 2012 to November 2012) of Anixter International Inc., a global supplier of communications and security products and electrical and electronic wire and cable, and Global Creative Director (from February 2007 to February 2012) of Premier Farnell Ltd., a global multi-channel, high service distributor supporting engineers and purchasing agents throughout Europe, North America and Asia Pacific.	September 2016 to date. Term expires 2019.

Name	Age	Positions with the Company, Principal Occupation and Other Directorships	Period of Service as a Director and Expiration of Term
D. Christian Koch	54	President and Chief Executive Officer (since January 2016) and Chief Operating Officer (from May 2014 to January 2016) of the Company. Previously, Mr. Koch served as Group President of Carlisle Diversified Products (from June 2012 to May 2014), President of Carlisle Brake & Friction, Inc., a wholly-owned subsidiary of the Company (from January 2009 to June 2012), and President of Carlisle Asia Pacific (from February 2008 to January 2009). Director of The Toro Company (since April 2016). Former director of Arctic Cat Inc. (from August 2009 to April 2016).	January 2016 to date. Term expires 2019.
David A. Roberts	71
		Chairman (since December 2016), Executive Chairman (from January 2016 to December 2016) and Chairman and Chief Executive Officer (from June 2007 to December 2015) of the Company. Chairman (from April 2006 to June 2007) and President and Chief Executive Officer (from June 2001 to June 2007) of Graco Inc., a global manufacturer of fluid handling systems and components used in vehicle lubrication, commercial and industrial settings. Director of Franklin Electric Co. (since October 2003), Horizon Global Corporation (since March 2018) and SPX Corporation (since September 2015). Former director of Appvion, Inc. (from May 2016 to June 2018) and Polypore International, Inc. (from July 2012 to August 2015).	June 2007 to date. Term expires 2019.

Continuing Directors

        The table below sets forth certain information relating to each continuing director, as furnished to the Company by the director. Except as otherwise indicated, each director has had the same principal occupation or employment during the past five years.

Name	Age	Positions with the Company, Principal Occupation and Other Directorships	Period of Service as a Director and Expiration of Term
Robert G. Bohn	65	Chairman (from January 2000 to February 2011) and President and Chief Executive Officer (from November 1997 to December 2010) of Oshkosh Truck Corporation, a global manufacturer of specialty vehicles and bodies for access equipment, defense, fire and emergency and commercial uses. Director of The Manitowoc Company, Inc. (since May 2014) and Parker-Hannifin Corporation (since August 2010). Former director of Graco Inc. (from June 1999 to January 2008).	April 2008 to date. Term expires 2020.

Name	Age	Positions with the Company, Principal Occupation and Other Directorships	Period of Service as a Director and Expiration of Term
James D. Frias	62	Chief Financial Officer, Treasurer and Executive Vice President (since January 2010) and Corporate Controller (from June 2001 through December 2009) of Nucor Corporation, a manufacturer of steel and steel products for North America and international markets.	February 2015 to date. Term expires 2021.
Gregg A. Ostrander	66
		Executive Chairman (from January 2008 to June 2010), Chairman, President and Chief Executive Officer (from April 2001 to January 2008) and President and Chief Executive Officer (from January 1994 to April 2001) of Michael Foods, Inc., a major food service and retail food company that produces products for food service distributors, chain restaurants and retail grocery and club stores. Former director of Arctic Cat Inc. (from April 1994 to August 2012), Hearthside Food Solutions LLC (from October 2014 to May 2018) and Michael Foods, Inc. (from April 2001 to June 2014).	August 2008 to date. Term expires 2020.
Corrine D. Ricard	55
		Senior Vice President of Commercial (since February 2017), Senior Vice President of Human Resources (from April 2012 to January 2017), Vice President of International Distribution (from March 2011 to April 2012), Vice President of Business Development (from March 2007 to March 2011) and Vice President of Supply Chain (from October 2004 to March 2007) of The Mosaic Company, a leading global producer and marketer of concentrated phosphate and potash. Prior to Mosaic, Ms. Ricard worked for Cargill in various roles, including supply chain, product management and international sales.	February 2016 to date. Term expires 2021.
Lawrence A. Sala	56
		President and Chief Executive Officer (from September 1997 to December 2018) and Chairman (from November 2001 to February 2014) of Anaren, Inc., a leading manufacturer of microelectronics and microwave components and assemblies for the wireless and space and defense electronic markets. Former director of Anaren, Inc. (from May 1995 to February 2014).	September 2002 to date. Term expires 2021.

Name	Age	Positions with the Company, Principal Occupation and Other Directorships	Period of Service as a Director and Expiration of Term
Jesse G. Singh	53	Chief Executive Officer (since June 2016) of The AZEK Company, a leading manufacturer of building products. Previously, Mr. Singh served in a number of capacities with 3M Corporation, a global diversified technology company, including Senior Vice President of Supply Chain Transformation (from March 2016 to May 2016), President of 3M Health Information Systems Division (from September 2015 to February 2016), Senior Vice President of Marketing and Sales (from January 2014 to August 2015), Vice President and General Manager—Stationary and Office Supplies Division (from March 2012 to December 2013) and President of 3M Sumitomo (from November 2007 to February 2012). Prior to 3M, Mr. Singh spent several years in general management, marketing and account management positions for General Electric Company and Arthur Andersen.	December 2017 to date. Term expires 2020.

B.  Specific Experience and Skills of Directors

        The Board of Directors has identified nine specific areas of experience or attributes that qualify a person to serve as a member of the Board in light of the Company's businesses and corporate structure. The table below shows the experience or attributes held by each director nominee and continuing member of the Board of Directors. The narrative discussion that follows the table describes the specific experience, qualifications, attributes and skills of each director nominee and continuing member of the Board of Directors.

	Notable Multi- Industry Experience	Significant Experience in Company Specific Industries*	Experience as Chair/ CEO of Multi- National Business	Experience as CFO of Multi- National Business	Meets Definition of "Audit Committee Financial Expert"	Experience with International Business Issues	Mergers & Acquisitions Expertise	Manufacturing Experience	Corporate Governance Experience

Mr. Adams				✓	✓	✓	✓	✓	✓

Mr. Bohn	✓	✓	✓			✓	✓	✓	✓

Mr. Collins	✓	✓				✓	✓		✓

Mr. Frias	✓	✓		✓	✓	✓	✓	✓	✓

Mr. Koch	✓	✓	✓			✓	✓	✓	✓

Mr. Ostrander	✓		✓			✓	✓	✓	✓

Ms. Ricard	✓					✓	✓	✓	✓

Mr. Roberts	✓	✓	✓			✓	✓	✓	✓

Mr. Sala	✓	✓	✓		✓	✓	✓	✓	✓

Mr. Singh	✓	✓	✓			✓	✓	✓	✓

*
Commercial construction, liquid finishing, brake, medical, aerospace and/or defense.

        Mr. Adams has 27 years of experience with multi-national manufacturing companies with multiple business segment operating structures. As the principal financial officer of publicly traded companies for 19 years prior to his retirement in April 2013, Mr. Adams gained significant experience with large merger and acquisition transactions. In addition, Mr. Adams has more than 13 years of experience as a director of a number of other public companies and, as a result, is thoroughly familiar with the duties and responsibilities of the audit and compensation committees of public company boards of directors.

        Mr. Bohn served as Chairman, President and Chief Executive Officer of Oshkosh Truck Corporation, a global manufacturer engaged in several businesses that are similar to the businesses conducted by the Company. In these positions, Mr. Bohn gained significant experience with merger and acquisition transactions, the evaluation of manufacturing opportunities in several countries, and board governance and performance.

        Mr. Collins currently serves as Vice President and Head of eCommerce of Mylan N.V., a leading global pharmaceutical company offering products in approximately 165 countries. Mr. Collins has more than 13 years of experience in digital marketing and eCommerce with a range of international industrial companies. This experience provides significant value to the Board as the Company continues to pursue its online growth strategies.

        Mr. Frias has served as the principal financial officer for nine years and has a total of more than 27 years of experience in treasury, finance and accounting positions with Nucor Corporation, one of the largest and most diversified steel and steel products companies in the world. In these positions, Mr. Frias has gained substantial experience with mergers and acquisitions, joint venture transactions, the development of new facilities and the commercialization of new technology.

        Mr. Koch brings to the Board experience in a number of critical areas, including operations, senior leadership, global sales, and mergers and acquisitions. With over 11 years of experience with the Company, Mr. Koch is thoroughly familiar with all of the Company's businesses and can provide insight on those businesses to the Board.

        Mr. Ostrander previously served as Chairman, President and Chief Executive Officer of Michael Foods, Inc., a major food service and retail food company that produces products for food service distributors, chain restaurants and retail grocery and club stores. Mr. Ostrander has significant experience negotiating corporate merger and acquisition transactions and has served on the boards of directors of multiple public companies and their audit, compensation and governance committees.

        Ms. Ricard leads the commercial team at The Mosaic Company, a leading global producer and marketer of concentrated phosphate and potash. Previously, she served as the Senior Vice President of Human Resources for Mosaic, and, prior to that role, she held various other leadership positions since Mosaic's formation, including Vice President of International Distribution, Vice President of Business Development and Vice President of Supply Chain. In these positions, she gained substantial experience with executive management, mergers and acquisitions, joint venture transactions, international commerce and supply chain management. Prior to Mosaic's formation, Ms. Ricard worked for Cargill in various roles, including supply chain, product management and international sales.

        Mr. Roberts previously served as Chairman, President and Chief Executive Officer of Graco Inc., a company engaged in a global multi-industry manufacturing business. Mr. Roberts' experience with Graco was a primary factor leading to his recruitment as the Chief Executive Officer of the Company and appointment as a member of the Board of Directors. As the current Chairman of the Board and former Chief Executive Officer of the Company, Mr. Roberts provides the Board with a vital understanding and appreciation of the Company's business.

        Mr. Sala previously served as President, Chief Executive Officer and Chairman of Anaren, Inc., a leading manufacturer of microelectronics and microwave components and assemblies for the wireless and space and defense electronic markets. Anaren has operations in the United States and China and generates approximately 50% of its sales outside the United States. Anaren completed numerous acquisitions during Mr. Sala's tenure. Mr. Sala brings to the Board substantial experience in operating a global business, developing business strategies and completing acquisitions.

        Mr. Singh is Chief Executive Officer of The AZEK Company, a leading manufacturer of building products. Previously, he served in a variety of leadership roles, including international positions, at 3M Corporation, including Senior Vice President of Supply Chain Transformation, President of 3M Health Information Systems Division, Senior Vice President of Marketing and Sales, Vice President and General Manager—Stationary and Office Supplies Division, and President of 3M Sumitomo. Prior to 3M, Mr. Singh spent several years in general management, marketing and account management positions for General Electric Company and Arthur Andersen. In these positions, Mr. Singh gained significant experience in the building products industry, international operations and managing within a diversified manufacturing environment.

CORPORATE GOVERNANCE

A.  The Board of Directors

        The Company is governed by the Board of Directors and its various committees. The Board and its committees have general oversight responsibility for the affairs of the Company. In exercising its fiduciary duties, the Board represents and acts on behalf of the Company's stockholders. The Board has adopted written corporate governance guidelines and principles, known as the Statement of Corporate Governance Guidelines and Principles. The Board also has adopted a Business Code of Ethics, which applies to the Company's employees, executive officers (including the principal executive officer, principal financial officer and principal accounting officer) and directors. The Business Code of Ethics includes guidelines relating to the ethical handling of conflicts of interest, compliance with laws, accurate financial reporting and other related topics.

B.  Documents Available

        All of the Company's corporate governance materials, including the charters for the Audit Committee, the Compensation Committee and the Corporate Governance and Nominating Committee, as well as the Statement of Corporate Governance Guidelines and Principles and the Business Code of Ethics, are available on the Company's website at www.carlisle.com. These materials are also available in print without charge to any stockholder upon request by contacting the Company at Carlisle Companies Incorporated, 16430 North Scottsdale Road, Suite 400, Scottsdale, Arizona 85254, Attention: Secretary, or by telephone at (480) 781-5000. Any modifications to these corporate governance materials will be reflected, and the Company intends to post any amendments to, or waivers from, the Business Code of Ethics (to the extent required to be disclosed pursuant to Form 8-K) on the Company's website at www.carlisle.com. By referring to the Company's website, www.carlisle.com, or any portion thereof, the Company does not incorporate its website or its contents into this Proxy Statement.

C.  Director Independence

        The Board believes that a majority of its members are independent under the applicable NYSE rules and SEC rules. The NYSE rules provide that a director does not qualify as "independent" unless the board of directors affirmatively determines that the director has no material relationship with the company (either directly or as a partner, stockholder or officer of an organization that has a relationship with the company). The NYSE rules recommend that a board of directors consider all of the relevant facts and circumstances in determining the materiality of a director's relationship with a company. In addition to the NYSE rules and the SEC rules, the Board has adopted director independence standards to assist the Board in determining whether a director has a material relationship with the Company. Under those standards, which are included in the Company's Statement of Corporate Governance Guidelines and Principles, a director will not be independent if, within the preceding three years: (i) the director was employed by the Company or received $100,000 per year in direct compensation from the Company, other than director and committee fees and pension or other forms of deferred compensation for prior service; (ii) the director was employed by or affiliated with the Company's independent registered public accounting firm; (iii) the director was part of an interlocking directorate in which an executive officer of the Company served on the compensation committee of another company that employed the director; (iv) the director was an executive officer or employee of another company that made payments to, or received payments from, the Company for property or services in an amount which, in any single fiscal year, exceeded the greater of $1 million or 2% of such other company's consolidated gross revenues; or (v) the director had an immediate family member in any of the categories in (i)—(iv).

        In December 2018, the Board of Directors, with the assistance of the Corporate Governance and Nominating Committee, conducted an evaluation of director independence based on the Company's director independence standards, the NYSE rules and the SEC rules. The Board considered all relationships and transactions between each director (and his or her immediate family members and affiliates) and each of the Company, its management and its independent registered public accounting firm, as well as the transactions described below under "—Related Person Transactions." As a result of this evaluation, the Board determined those relationships that do exist or did exist within the last three years (except for Mr. Koch's current employment with the Company and Mr. Robert's prior employment with the Company) all fall well below the thresholds in the Company's director independence standards. Consequently, the Board of Directors determined that each of Messrs. Adams, Bohn, Collins, Frias, Growcock (who retired from the Board on May 2, 2018), Ostrander, Sala and Singh and Ms. Ricard is (and, in the case of Mr. Growcock, was) an independent director under the Company's director independence standards, the NYSE rules and the SEC rules. The Board also determined that each member of the Audit, Compensation and Corporate Governance and Nominating Committees (see membership information below under "—Board Committees") is independent, including that each member of the Audit Committee is "independent" as that term is defined under Rule 10A-3(b)(1)(ii) of the Exchange Act.

D.  Board Leadership Structure

        Currently, the Company has separated the roles of Chairman of the Board and Chief Executive Officer. David A. Roberts, a retired executive officer of the Company, serves as the Chairman of the Board and D. Christian Koch serves as the Company's President and Chief Executive Officer. The Company previously combined the roles of Chairman of the Board and Chief Executive Officer and, in the future, the Board may determine in certain circumstances that it is in the best interests of the Company and its stockholders for the same person to hold the positions of Chairman of the Board and Chief Executive Officer. Mr. Koch, as the Company's Chief Executive Officer, is responsible for providing the day-to-day leadership of the Company and carrying out the strategic direction of the Company, while Mr. Roberts, as the Chairman of the Board, provides guidance to Mr. Koch and sets the agenda for Board meetings and presides over meetings of the Board.

        The Board of Directors acknowledges that independent Board leadership is important, and, accordingly, the Company's Statement of Corporate Governance Guidelines and Principles provides that when the Company's Chief Executive Officer serves as Chairman of the Board or, as is currently the case, the Chairman is otherwise not considered independent, the independent directors shall elect a Lead Independent Director. The director then serving as Chair of the Corporate Governance and Nominating Committee also serves as the Lead Independent Director. The Lead Independent Director's duties closely parallel the role of an independent Chairman of the Board of Directors, to ensure an appropriate level of independent oversight for Board decisions. Mr. Bohn, as the Lead Independent Director, has the following responsibilities: (i) chairs all meetings of the Board of Directors at which the Chairman is not present and all executive sessions of the Board of Directors; (ii) liaises between the Chief Executive Officer and the independent directors; (iii) consults with the Chairman concerning (a) information to be sent to the Board of Directors, (b) meeting agendas and (c) meeting schedules to ensure appropriate time is provided for all agenda items; (iv) calls meetings of independent directors as required; and (v) is available when appropriate for consultation, including stockholder communications. In addition, the Lead Independent Director presides over an executive session of the independent directors at every regularly scheduled meeting of the Board of Directors. The Board of Directors believes that the existence of a Lead Independent Director, the scope of the Lead Independent Director's responsibilities and the regularly scheduled executive sessions of the independent directors all support strong corporate governance principles and allow the Board to effectively fulfill its fiduciary responsibilities to stockholders.

        In addition, as previously noted, all of the Company's directors (other than Mr. Roberts, a retired executive officer of the Company, and Mr. Koch, the Company's President and Chief Executive Officer) and each member of the Audit, Compensation and Corporate Governance and Nominating Committees meet the independence requirements of the New York Stock Exchange (the "NYSE"). Therefore, independent directors directly oversee such critical matters as the integrity of the Company's financial statements, the compensation of executive management, the selection and evaluation of directors and the development and implementation of the Company's corporate governance policies and structures. In addition, the Compensation Committee conducts an annual performance review of Mr. Koch, and, based upon this review, makes recommendations for his compensation (including base salary and annual incentive and equity compensation) for approval by the independent members of the Board.

E.  Board Committees

        The Board has three standing committees: (i) the Audit Committee, (ii) the Compensation Committee and (iii) the Corporate Governance and Nominating Committee. Committee members and committee chairs are appointed by the Board of Directors. The members of these committees are identified in the following table:

Name	Audit Committee	Compensation Committee	Corporate Governance and Nominating Committee

Robin J. Adams	X	Chairman

Robert G. Bohn		X	Chairman

Jonathan R. Collins	X		X

James D. Frias	Chairman		X

D. Christian Koch

Gregg A. Ostrander		X	X

Corrine D. Ricard	X	X

David A. Roberts

Lawrence A. Sala	X		X

Jesse G. Singh	X	X

        The Board of Directors has also adopted a committee chair rotation guideline. Under the guideline, effective as of the date of each annual meeting of stockholders, a committee chair will relinquish his or her chairmanship. The guideline will result in each committee chair typically serving for three years. The Board of Directors believes bringing new leadership to each of the committees every three years will enhance the effectiveness of the committees. In accordance with this guideline, Mr. Adams succeeded Mr. Growcock (who retired from the Board on May 2, 2018) as Chair of the Compensation Committee at the 2018 Annual Meeting of Stockholders.

        Each committee of the Board of Directors functions pursuant to a written charter adopted by the Board. Set forth below is a summary of the principal functions of each committee.

        Audit Committee.    The Audit Committee has the sole authority to appoint and terminate the engagement of the Company's independent registered public accounting firm. The functions of the Audit Committee also include reviewing the arrangements for and the results of the independent registered public accounting firm's examination of the Company's books and records, the Company's internal accounting control procedures, the activities and recommendations of the Company's internal auditors, and the Company's accounting policies, control systems and compliance activities, and monitoring the funding and investment performance of the Company's defined benefit pension plan. During fiscal 2018, the Audit Committee held six meetings.

        Compensation Committee.    The Compensation Committee administers the Company's annual and long-term, stock-based incentive programs and decides upon annual salary adjustments for various employees of the Company, including the Company's executive officers. During fiscal 2018, the Compensation Committee held three meetings.

        Corporate Governance and Nominating Committee.    The Corporate Governance and Nominating Committee develops and maintains the Company's corporate governance guidelines and principles, leads the search for individuals qualified to become members of the Board and recommends such individuals for nomination by the Board to be presented for stockholder approval at the Company's annual meetings, reviews the Board's compensation and committee structure and recommends to the Board, for its approval, directors to serve as members of each committee, discusses succession planning and recommends a new chief executive officer if a vacancy occurs. During fiscal 2018, the Corporate Governance and Nominating Committee held two meetings.

        The Board may also establish other committees from time to time as it deems necessary.

F.  Director Meeting Attendance

        The Board of Directors held six meetings during fiscal 2018. Each incumbent director attended 75% or more of the aggregate number of meetings of the Board and committees of the Board on which the director served during fiscal 2018. While directors are not required to attend the Company's annual meeting of stockholders, all 11 of the Company's directors in office at the time attended the 2018 Annual Meeting of Stockholders.

        At the conclusion of each of the regularly scheduled Board meetings, the independent directors meet in executive session without management. Mr. Bohn, as the Lead Independent Director, presides over these executive sessions.

G.  Director Nomination Process

        As more fully described in its Charter, the Corporate Governance and Nominating Committee assists the Board by identifying and evaluating individuals qualified to be directors and by recommending to the Board such individuals for nomination as members. Pursuant to the Company's Statement of Corporate Governance Guidelines and Principles, director nominees should possess the highest personal and professional integrity, ethics and values, and be committed to representing the long-term interests of the Company's stockholders. Nominees should also have outstanding business, financial, professional, academic or managerial backgrounds and experience. Each nominee must be willing to devote sufficient time to fulfill his or her duties, and should be committed to serve on the Board for an extended period of time. Prior to accepting an invitation to serve on another public company board, directors must advise the Corporate Governance and Nominating Committee, which will determine whether such service would create a conflict of interest and/or prevent the director from fulfilling his or her responsibilities to the Company.

        Neither the Corporate Governance and Nominating Committee nor the Board has a specific policy with regard to the consideration of diversity in identifying director nominees. However, the Board values diversity and the Corporate Governance and Nominating Committee has consistently included diversity as a desired qualification when conducting searches for director nominees. The composition of the Board reflects its emphasis on diversity.

        The Corporate Governance and Nominating Committee may, at its discretion, hire third parties to assist in the identification and evaluation of director nominees. All director nominees, including those appropriately recommended by stockholders, are evaluated in accordance with the process described above.

H.  Stockholder Recommendations of Director Nominees

        Stockholders may recommend director nominees to be considered for the Company's 2020 Annual Meeting of Stockholders by submitting the director nominee's name in accordance with provisions of the Company's Restated Certificate of Incorporation, which require advance notice to the Company and certain other information. Written notice must be received by the Company's Secretary at Carlisle Companies Incorporated, 16430 North Scottsdale Road, Suite 400, Scottsdale, Arizona 85254 not less than 90 days prior to the first anniversary of the Annual Meeting. As a result, any director nominations submitted by a stockholder pursuant to the provisions of the Company's Restated Certificate of Incorporation must be received no later than February 8, 2020.

        The notice must contain certain information about the nominee and the stockholder submitting the nomination, as set forth in the Company's Restated Certificate of Incorporation, including (i) the name, address and qualifications of the stockholder submitting the nomination; (ii) the name, age, business address and, if known, residence address of each nominee proposed in such notice; (iii) the principal occupation or employment of each such nominee; (iv) the number of shares of capital stock of the Company of which each such nominee is the "Beneficial Owner" (as defined in the Company's Restated Certificate of Incorporation); and (v) such other information as would be required by the securities laws of the United States and the rules and regulations promulgated thereunder in respect of an individual nominated as a director of the Company and for whom proxies are solicited by the Board of Directors of the Company. The presiding officer at the 2020 Annual Meeting of Stockholders may refuse to accept any such nomination that is not in proper form or submitted in compliance with the procedure set forth in the Company's Restated Certificate of Incorporation. A stockholder who is interested in recommending a director nominee should request a copy of the Company's Restated Certificate of Incorporation by writing to the Company's Secretary at Carlisle Companies Incorporated, 16430 North Scottsdale Road, Suite 400, Scottsdale, Arizona 85254.

I.  Related Person Transactions

        The Board has adopted a written policy concerning the review, approval and monitoring of transactions involving the Company and "related persons" (i.e., directors, director nominees and executive officers of the Company or their immediate family members, or stockholders owning more than 5% of the outstanding Common Shares). The policy covers any transaction exceeding $120,000 in which the related person has a direct or indirect material interest. Related person transactions must be approved by the Corporate Governance and Nominating Committee which will approve the transaction only if it determines that the transaction is in the best interest of the Company. In the course of its review and, if appropriate, approval of a related person transaction, the Corporate Governance and Nominating Committee considers all of the relevant facts and circumstances, including the material terms of the transaction, the risks, benefits and costs of the transaction, the availability of other comparable services or products and, if applicable, the impact on a director's independence.

        In fiscal 2018, in accordance with the requirements of the Company's related person transaction policy, the Corporate Governance and Nominating Committee reviewed the fleet management services that Emkay Incorporated ("Emkay") provides to Carlisle Construction Materials, LLC, a wholly-owned subsidiary of the Company ("CCM"). The Company paid Emkay a management fee of $60,608 and reimbursed Emkay $3,029,746 for pass-through costs, such as fuel, taxes, vehicle depreciation and other related costs. Emkay has provided fleet management services as a preferred vendor to CCM since 1997. A brother-in-law of Mr. Roberts (the Company's Chairman of the Board) is a senior officer and more than 10% owner of Emkay. The Corporate Governance and Nominating Committee considered all of the relevant facts and circumstances related to the services provided by Emkay and approved the continuation of Emkay's services to CCM. The Corporate Governance and Nominating Committee will continue to review annually the Company's business relationships with Emkay.

J.  The Board's Role in Risk Oversight

        Risk management is a significant component of management's annual strategic and operating planning processes. The Company has adopted an enterprise risk management program to identify and mitigate enterprise risk. Under the program, each operating business is required to identify risks to its business and prepare a detailed plan to mitigate those risks. The division presidents present the plans to executive management as part of their strategic and operating plans. Over the course of each fiscal year, the division presidents provide similar presentations to the Board of Directors at the meetings covering the Company's business plans. Each year the Board also reviews and discusses reports on the Company's ongoing litigation, cybersecurity risks and insurance coverages.

        The Compensation Committee, in consultation with the committee's compensation consultant, periodically reviews the relationship between the Company's compensation practices and risk. The Compensation Committee has concluded that the Company's compensation practices are not reasonably likely to have a material adverse effect on the Company and do not encourage inappropriate risk taking. The Compensation Committee's conclusion was based on the following:

  •
  Annual cash bonuses at maximum performance levels are capped by the Compensation Committee at 220% of base salary for the President and Chief Executive Officer and 150% of base salary for the other named executive officers.

  •
  Annual cash bonuses are based on multiple balanced performance metrics.

  •
  The threshold, target and maximum performance levels for each of the annual cash bonus performance metrics are based on prior year performance adjusted to reflect the current year Company business plan, which has been reviewed and approved by the Board of Directors, and general market expectations. The Company's Chief Financial Officer actively participates in the Compensation Committee meetings during which the performance levels are set and the performance results are verified.

  •
  The annual cash bonus payout curve from threshold to maximum is a straight line (linear) progression.

  •
  The target grant value of the Company's long-term, stock-based awards are fixed at 375% of base salary for the President and Chief Executive Officer and 150% of base salary for the other named executive officers.

  •
  The stock-based awards include an equally weighted mix of stock options, restricted Shares and performance Shares. Stock options and restricted Shares are subject to three-year vesting periods and performance Shares are earned over a three-year performance period.

  •
  The Compensation Committee has adopted a stock ownership policy that requires significant stock ownership by the Company's executives.

  •
  The Compensation Committee has adopted a clawback policy, effective January 1, 2019, under which the committee may elect to seek recovery of excess incentive-based compensation paid to an executive officer for up to three years prior to a material accounting restatement.

  •
  The Company has adopted guiding principles that govern plan design. The executive compensation program is documented, communicated and monitored on a consistent basis.

The Compensation Committee has and will continue to conduct assessments of the relationship between the Company's compensation practices and risk periodically and in connection with the adoption of any new material compensation programs or any material changes to existing compensation programs.

K.  Communications with the Board of Directors

        Stockholders and other interested parties can communicate directly with any of the Company's directors by sending a written communication addressed to such director at Carlisle Companies Incorporated, 16430 North Scottsdale Road, Suite 400, Scottsdale, Arizona 85254, Attention: Secretary. Stockholders and other interested parties wishing to communicate with Mr. Bohn, as the Lead Independent Director, or with the independent directors as a group may do so by sending a written communication addressed to Mr. Bohn at the above address. Any communication addressed to any director that is received at the Company's principal executive offices will be delivered or forwarded to the individual director as soon as practicable. All such communications are promptly reviewed before being forwarded to the addressee. The Company generally will not forward to directors a communication that the Company determines to be primarily commercial in nature, relates to an improper or irrelevant topic or requests general information about the Company.

DIRECTOR COMPENSATION

        The Company paid an annual fee of $80,000 in 2018 to each non-employee director, except for Mr. Roberts who received a fee of $225,000 for his service as Chairman of the Board. The annual fees are determined by the Board of Directors. Each non-employee director may elect to receive one-half of the annual fee in Shares. Directors do not receive meeting attendance fees.

        The Company also pays an annual fee for service on the Board's committees. In 2018, each member of the Audit Committee received an annual fee of $15,000 and each member of the Compensation and Corporate Governance and Nominating Committees received an annual fee of $8,500. In 2018, the Chairman of the Audit Committee received an additional annual fee of $15,000 and the Chairman of the Compensation Committee received an additional annual fee of $12,500. The Chairman of Corporate Governance and Nominating Committee, who also served as the Lead Independent Director, received an additional annual fee of $30,000 in 2018.

        In addition to the annual fee and committee fees, each non-employee director is eligible to participate in the Incentive Compensation Program. The Incentive Compensation Program provides for the grant of stock options, stock appreciation rights, restricted Shares or units or other stock-based awards to non-employee directors. The Board administers the Incentive Compensation Program with respect to awards to non-employee directors and has the discretionary authority to make all award decisions under the Incentive Compensation Program. At the meeting of the Board of Directors held on February 6, 2018, the Board of Directors awarded each eligible director (other than Mr. Roberts) an award of 1,196 restricted Share units having a grant date value of approximately $130,000 based on the closing market price of a Common Share on February 6, 2018. Under the current policy of the Board, each new director receives an award of restricted Share units having a value of approximately $50,000. All restricted Share units awarded to eligible directors are fully vested and will be paid in Shares after the director ceases to serve as a member of the Board, or, if earlier, upon a change of control of the Company. Mr. Roberts received an award of 2,070 restricted Share units having a grant date value of approximately $225,000 based on the closing market price of a Common Share on February 6, 2018.

        In December 2018, the Corporate Governance and Nominating Committee reviewed the compensation payable to non-employee directors and a market analysis report by Willis Towers Watson, an independent compensation consulting firm. After considering the report, the Corporate Governance and Nominating Committee recommended, and the Board approved, the following changes with respect to non-employee director compensation to be effective January 1, 2019: (i) a $5,000 increase in the annual fee from $80,000 to $85,000 (and from $225,000 to $230,000 for Mr. Roberts as Chairman of the Board); (ii) a $5,000 increase in the annual fee for the Chairman of the Audit Committee from $15,000 to $20,000; (iii) a $2,500 increase in the annual fee for the Chairman of the Compensation Committee from $12,500 to $15,000; (iv) a $5,000 increase in the annual fee for the Chairman of the Corporate Governance and Nominating Committee (who also serves as the Lead Independent Director) from $30,000 to $35,000; and (v) a $5,000 increase in the annual equity portion of each non-employee director's compensation from $130,000 to $135,000 (and from $225,000 to $230,000 for Mr. Roberts as Chairman of the Board).

        The Company also maintains the Carlisle Companies Incorporated Deferred Compensation Plan for Non-Employee Directors (the "Deferred Compensation Plan"). Under the Deferred Compensation Plan, each non-employee director of the Company is entitled to defer up to 100% of the cash fees otherwise payable to him or her. Each participant can direct the "deemed investment" of his or her deferral account among the different investment funds offered by the Company from time to time. The investment options include a fixed rate fund and Share equivalent units. All amounts credited to a participant's account under the Deferred Compensation Plan are 100% vested and generally will be paid or commence to be paid after the participant terminates service as a director. At the participant's election, payments can be made in a lump sum or in quarterly installments over a 10-year period. Payments under the Deferred Compensation Plan are made in cash from the Company's general assets.

        The Board of Directors has adopted stock ownership guidelines for non-employee directors. The stock ownership guidelines require each non-employee director to own Shares, restricted Share units and Share equivalent units under the Deferred Compensation Plan having a market value equal to six times the annual fee amount within five years of him or her becoming a director. Once the required market value ownership level is achieved, no further purchases are required in the event the value of the Shares held by a director falls below the ownership level due solely to a decrease in the market value of the Shares. As of December 31, 2018, each of the directors who has been a member of the Board for at least five years met the stock ownership requirement. The stock ownership guidelines prohibit a director from using Shares as collateral for any purpose or engaging in short sales or hedging transactions involving Shares.

        The table below sets forth the compensation paid to each non-employee director who served on the Board in fiscal 2018. Directors who are also employees of the Company (currently Mr. Koch) do not receive compensation (other than their compensation as employees of the Company) for their service on the Board of Directors.

Director Compensation Table

Name	Fees Earned or Paid in Cash ($)	Stock Awards ($)(1)	Total ($)

Robin J. Adams	$109,750	$130,000	$239,750

Robert G. Bohn	$127,000	$130,000	$257,000

Jonathan R. Collins	$96,000	$130,000	$226,000

James D. Frias(2)	$114,250	$130,000	$244,250

Terry D. Growcock(3)	$34,750	$130,000	$164,750

Gregg A. Ostrander	$100,250	$130,000	$230,250

Corrine D. Ricard(2)	$100,250	$130,000	$230,250

David A. Roberts	$225,000	$225,000	$450,000

Lawrence A. Sala	$103,500	$130,000	$233,500

Jesse G. Singh	$100,250	$130,000	$230,250

(1)
The value of the stock awards shown in the table is equal to the grant date fair value of restricted Share units awarded to the directors computed in accordance with Financial Accounting Standards Board Accounting Standards Codification Topic 718, Compensation—Stock Compensation (excluding any effect of estimated forfeitures). On February 6, 2018, (i) each non-employee director serving at that time (other than Mr. Roberts) received a grant of 1,196 restricted Share units valued at approximately $130,000 and (ii) Mr. Roberts received a grant of 2,070 restricted Share units valued at approximately $225,000. Note 7 to the Company's consolidated financial statements included in its Annual Report on Form 10-K for the fiscal year ended December 31, 2018 contains more information about the Company's accounting for stock-based compensation arrangements, including the assumptions used to determine the grant date fair value of the awards.

(2)
Mr. Frias and Ms. Ricard elected to receive one-half of their annual fee in Shares.

(3)
Mr. Growcock retired from the Board of Directors on May 2, 2018.

COMPENSATION DISCUSSION AND ANALYSIS

        This section contains an in-depth discussion and analysis of the Company's executive compensation policies and practices and the compensation earned by the Company's most senior executives (referred to as the "named executives" or the "named executive officers" in this section) under those policies and practices. The Compensation Committee of the Board of Directors administers the Company's compensation policies and practices for all executive officers of the Company, including the named executives.

        As you review this section, you will see that the Compensation Committee has adopted executive compensation policies and practices that (i) link pay and performance—with Company executives having the opportunity to earn substantial compensation over and above their base salaries based on the Company's performance or the market value of the Shares, (ii) align the interests of the Company's executives and stockholders, (iii) are transparent and easy to communicate to the Company's executives and stockholders and (iv) provide a valuable retention tool for key executive talent.

A.  Executive Summary

        In 2017, management developed Vision 2025, a strategic vision for the Company built on the foundation and core capabilities established over the Company's long history and based on creating sustainable value for stockholders through repeatable execution of solid plans. A critical factor to achieving the Vision 2025 strategic goals is the contributions of motivated employees. Accordingly, the Company's annual incentive compensation program will continue to be directly linked to key financial goals and will award annual incentive compensation to the named executives based on the Company's progress toward achieving the Vision 2025 strategic goals for the Company.

        The executive compensation program provides a further link between executive pay and stockholder interests by including performance Shares and stock options in the long-term stock-based awards made under the program. The performance Shares are earned based on the total return to the Company's stockholders (Share appreciation plus dividends) relative to the total stockholder return of the companies comprising the S&P MidCap 400 Index® over three-year performance periods. The value of the earned performance Shares and the stock options is directly linked to the market value of the Shares. The Company's stockholders endorsed the executive compensation program at the 2018 Annual Meeting of Stockholders where approximately 95% of the votes cast were in favor of a resolution approving the compensation earned by the named executive officers under the program in 2017 (the "say-on-pay proposal").

        The Company continued its journey to its 2025 strategic vision by continuing implementation of the Carlisle Operating System, divesting non-strategic assets, investing in new acquisitions and strengthening its management talent. In 2018, the continuing strong operational performance of the Company produced positive financial results and enabled the Company to return capital to stockholders through increased dividends and Share repurchases.

        The table below summarizes the Company's annual incentive performance measures for 2018 and 2017 selected by the Compensation Committee for determining the annual incentive compensation for the named executive officers.

Annual Incentive Performance Measures(1)

	2018	2017	Year-over-Year Change Favorable/(Unfavorable)

Sales	$4.446 billion	$3.751 billion	18.5%

Operating Income Margin	12.0%	13.4%	(140) bps

Average Working Capital as a % of Sales(2)	19.5%	18.9%	(60) bps

Earnings	$379.0 million	$365.8 million	3.6%

(1)
The results shown in the table reflect certain adjustments as described on page 28.

(2)
Average working capital (defined as the average of the quarter-end balances of receivables, plus inventory, less accounts payable) as a percentage of annual sales (defined as net sales from continuing operations).

        In 2018, the Compensation Committee refined the performance measures on which the 2018 annual incentive awards were based, as described on pages 27 through 30. The refinements were made to more accurately align the measures with the Company's Vision 2025 strategic goals. Otherwise, the Compensation Committee did not make significant changes in the principal features of the executive compensation program for 2018. As described in this section, the Compensation Committee took the following compensation actions in 2018 with respect to the named executives:

  •
  Increased the base salaries of the named executive officers in line with market conditions, as described on page 27;

  •
  Paid 2018 annual incentive awards ranging from 67% to 196% of the target award levels based upon Company-wide or Company business unit performance, as described on pages 27 through 30;

  •
  Based on the Company's total stockholder return (Share appreciation plus dividends) for the three-year period ended December 31, 2018 of 23.3% relative to the total stockholder return of the S&P MidCap 400 Index® for the same period of 38.1%, paid performance Shares for the three-year performance period that ended in 2018 at 84% of the target award level based on the Company's total stockholder return during the period ranking in the 42nd percentile of the S&P MidCap 400 Index®; and

  •
  Issued long-term incentive awards, as described on pages 30 through 31.

        The Company's stockholders will have the opportunity to provide feedback to the Board of Directors on the Company's executive compensation program through the say-on-pay proposal at the Annual Meeting. The Compensation Committee encourages all of the Company's stockholders to carefully review this section and the disclosure tables that follow this section prior to casting their votes on the say-on-pay proposal included as Proposal 3 in this Proxy Statement.

B.  Roles of Compensation Committee, Compensation Consultant and Executive Officers in Determining Executive Compensation

        The Compensation Committee renewed its engagement of Willis Towers Watson as the executive compensation consultant to the committee for 2018. Willis Towers Watson provides no services to the Company or its management other than services related to the Company's executive and non-employee director compensation programs. The Compensation Committee has determined that Willis Towers Watson is independent from the Company and its executive officers and that the services provided by Willis Towers Watson do not raise any conflict of interest.

        In 2018, Willis Towers Watson presented an executive compensation report to the Compensation Committee highlighting executive pay levels and design and updates on (i) the compensation governance environment, (ii) proxy advisor and institutional investor concerns and (iii) legal and regulatory issues.

        The Compensation Committee also receives input from Company management in connection with the administration of the Company's executive compensation program. Mr. Koch, the Company's President and Chief Executive Officer, recommended base salary increases for the named executive officers (other than himself), and the Compensation Committee approved the recommendations. In addition, Mr. Koch provided input to the Compensation Committee about the refinements made to the performance measures used for determining the 2018 annual incentive awards (other than for himself), the threshold, target and maximum performance levels for the performance measures and the weighting of each performance measure.

        Mr. Roche, the Company's Vice President and Chief Financial Officer, provided information and analysis to the Compensation Committee about the financial performance of the Company for fiscal 2018 and each of the Company's operating businesses for which a named executive officer was responsible. The Compensation Committee used the information and analysis provided by Mr. Roche in determining the annual incentive awards earned by the named executives for 2018.

C.  Philosophy and Material Elements of Executive Compensation Program; 2018 Compensation Actions

        The material elements of the total direct compensation provided to executives under the Company's executive compensation program are (i) base salary, (ii) a target annual cash bonus opportunity expressed as a percentage of each executive's base salary and (iii) a long-term, stock-based award, the expected value of which is also expressed as a percentage of base salary. While each element of compensation paid to executive officers is significant, the annual cash bonus and the long-term, stock-based award have the potential to be the largest amounts of the total compensation paid to executive officers.

        The following table shows the guiding principles for the Company's executive compensation program and how the program complies with these principles:

Principle	How the Program Complies

Provide competitive total direct compensation opportunity.

•

Executive total direct compensation opportunity is managed between the first and third quartiles of companies similar in size to the Company.

•

The total direct compensation opportunity within the range varies by executive.

•

Performance-based pay opportunity (short- and long-term incentives) play a predominant role in competitive total pay positioning.

Reward performance that is consistent with key strategic and stockholder goals.

•

Annual incentive plan incorporates earnings and other financial measures aligned with stockholder interests.

•

Performance Share awards incorporate total stockholder return as a performance measure.

•

Inappropriate risk taking is not encouraged.

Balance performance measures and, where appropriate, emphasize overall corporate, operating business and division performance.	• Annual incentive plan incorporates corporate and operating business and division level performance measures.

Serve as a retention tool for key executive talent, provide a balance of liquidity and reward executives for superior performance.

•

Executive compensation program provides a mix of base salary, annual incentives tied to performance and stock-based awards with vesting restrictions.

•

Performance Share awards incorporate total stockholder return as a performance measure.

Be transparent, simple to administer and easy to communicate.	• Formula-based structure includes pre-set performance measures, weightings and timing.

Compensation Benchmarking

        The Compensation Committee periodically benchmarks executive compensation to ensure the compensation provided to Company executive officers is reasonable and competitive with the market. While compensation was not benchmarked in 2018, the executive compensation report presented to the Compensation Committee by Willis Towers Watson generally confirmed the appropriateness of the Company's executive compensation program, including the long-term, stock-based awards and the use of relative total stockholder return as the performance measure for the Company's performance Share awards.

Base Salaries

        Base salaries provide a baseline level of compensation to executive officers for carrying out the day-to-day duties and responsibilities of their positions.

        The Compensation Committee reviews and adjusts base salary levels each year. During the review and adjustment process, the Compensation Committee considers:

  •
  the duties and responsibilities of each executive officer position;

  •
  the executive officer pay relative to the base salaries of senior officers and other employees of the Company; and

  •
  whether the base salary levels are competitive, based on a comparison of the current base salary with the market base salary.

        The Compensation Committee reviews the named executive officer base salaries in December each year. Any base salary increases approved in December become effective for the succeeding fiscal year. In December 2018, the Company approved the following base salaries for the named executives effective for fiscal 2019:

Name	2018 Annual Base Salary	2019 Annual Base Salary	% Increase

Mr. Koch	$1,140,000	$1,175,000	3.0%

Mr. Roche	$587,000	$628,000	7.0%

Mr. Berlin	$663,000	$683,000	3.0%

Mr. Messmer	$412,000	$424,000	3.0%

Ms. Bausch	$440,000	$453,000	3.0%

        The Compensation Committee approved increases based on trends in the market indicating average salary increases of 3%. Mr. Roche received a larger than average increase to reflect his additional responsibilities for investor relations.

2018 Annual Incentive Awards

        The Company's executive officers earned annual incentive compensation under the Incentive Compensation Program for 2018 based on the overall performance of the Company or a Company business unit compared to pre-established performance measures.

        The Compensation Committee first established a target annual incentive award expressed as a percentage of each named executive's base salary. The 2018 target awards were 110% of base salary for Mr. Koch and 75% of base salary for the other named executives.

        The Compensation Committee then selected the performance measures on which the 2018 annual incentive awards would be based. The measures adopted for the 2018 annual incentive awards to Mr. Koch, Mr. Roche and Mr. Ford were the Company's consolidated (i) sales, (ii) operating income margin, (iii) average working capital as a percentage of sales and (iv) earnings. The measures adopted for the 2018 annual incentive awards to the other named executive officers were (i) sales, (ii) operating income margin, (iii) average working capital as a percentage of sales, each as reported by their respective business units, and (iv) the Company's consolidated earnings. The Compensation Committee believes that each of these respective performance measures tracks whether the Company and its core businesses are operating efficiently and with a view toward long-term, sustainable growth in the United States and globally. The Compensation Committee believes that superior performance under these measures will ultimately benefit Company stockholders through increased profits, dividends and Share value.

        Finally, the Compensation Committee established threshold, target and maximum levels of performance for each of the measures and determined that 50% of the target annual incentive award would be paid for threshold level performance, 100% of the target annual incentive award would be paid for target level performance and 200% of the target annual incentive award would be paid for performance at or above the maximum level. Under the program adopted by the Compensation Committee, the Company's performance under each of the measures was independently determined from the other measures, so that an annual incentive award was determined for the actual level of performance under each measure. The annual incentive awards under each measure were then combined to determine the aggregate annual incentive award.

        The Compensation Committee approved threshold, target and maximum performance levels for 2018 based on the Company's 2017 adjusted performance. The tables below show the threshold, target and maximum performance levels for each of the performance measures established by the Compensation Committee for 2018 as well as the Company's adjusted performance in 2018 and 2017. The results shown below for both 2017 and 2018 reflect the Company's publicly reported results, excluding results from acquisitions made and acquisition costs incurred during the respective year and the results of Carlisle Foodservice Products, Inc., which was divested in 2018. The 2017 results have also been adjusted to exclude approximately $35.7 million (pre-tax) in restructuring charges and facility rationalization costs at Carlisle Fluid Technologies, Inc., Carlisle Brake & Friction, Inc. and Carlisle Interconnect Technologies, Inc. and to reclassify approximately $2.4 million (pre-tax) of operating income through retrospective application of Accounting Standards Update ("ASU") 2017-07. The 2018 results have also been adjusted to exclude approximately $32.7 million (pre-tax) in restructuring charges and facility rationalization costs at Carlisle Fluid Technologies, Inc., Carlisle Brake & Friction, Inc. and Carlisle Interconnect Technologies, Inc. The 2018 results also exclude sales of approximately $21.9 million and operating income of approximately $7.2 million to adjust for the Company's adoption of the revenue recognition standard in ASU 2014-09. The Compensation Committee approved the adjustments because they are generally nonrecurring or were not anticipated when the respective performance measures were approved at the beginning of the year.

Consolidated Company Performance Measures
Used for 2018 Annual Incentive Awards to Mr. Koch, Mr. Roche and Mr. Ford

		Performance Levels Established by the Compensation Committee			Adjusted Performance

Performance Measure	Weight	Threshold	Target	Maximum	2018	2017

Sales	25%	$4.151 billion	$4.276 billion	$4.443 billion	$4.446 billion	$3.751 billion

Operating Income Margin	20%	12.8%	13.3%	13.8%	12.0%	13.4%

Average Working Capital as a % of Sales	15%	19.3%	18.8%	18.3%	19.5%	18.9%

Earnings	40%	$333.0 million	$369.0 million	$386.0 million	$379.0 million	$365.8 million

Carlisle Interconnect Technologies, Inc. ("CIT") Performance Measures
Used for 2018 Annual Incentive Award to Mr. Berlin

		Performance Levels Established by the Compensation Committee			Adjusted Performance

Performance Measure	Weight	Threshold	Target	Maximum	2018	2017

Business Unit Sales	35%	$815.0 million	$840.0 million	$872.0 million	$909.0 million	$815.3 million

Business Unit Operating Income Margin	40%	12.7%	13.2%	13.7%	13.0%	13.2%

Business Unit Average Working Capital as a % of Sales	15%	24.7%	23.7%	22.7%	25.6%	23.7%

Consolidated Earnings	10%	$333.0 million	$369.0 million	$386.0 million	$379.0 million	$365.8 million

Carlisle Brake & Friction, Inc. ("CBF") Performance Measures
Used for 2018 Annual Incentive Award to Mr. Messmer

		Performance Levels Established by the Compensation Committee			Adjusted Performance

Performance Measure	Weight	Threshold	Target	Maximum	2018	2017

Business Unit Sales	35%	$318.0 million	$327.0 million	$340.0 million	$374.0 million	$318.0 million

Business Unit Operating Income Margin	40%	2.4%	2.9%	3.4%	5.1%	2.4%

Business Unit Average Working Capital as a % of Sales	15%	25.8%	24.8%	23.8%	23.7%	24.8%

Consolidated Earnings	10%	$333.0 million	$369.0 million	$386.0 million	$379.0 million	$365.8 million

Carlisle Fluid Technologies, Inc. ("CFT") Performance Measures
Used for 2018 Annual Incentive Award to Ms. Bausch

		Performance Levels Established by the Compensation Committee			Adjusted Performance

Performance Measure	Weight	Threshold	Target	Maximum	2018	2017

Business Unit Sales	35%	$281.0 million	$290.0 million	$301.0 million	$292.0 million	$281.0 million

Business Unit Operating Income Margin	40%	9.7%	10.2%	10.7%	13.7%	10.2%

Business Unit Average Working Capital as a % of Sales	15%	33.2%	32.2%	31.2%	34.8%	32.2%

Consolidated Earnings	10%	$333.0 million	$369.0 million	$386.0 million	$379.0 million	$365.8 million

Carlisle Construction Materials, LLC ("CCM") Performance Measures
Used for 2018 Annual Incentive Award to Mr. Altmeyer

		Performance Levels Established by the Compensation Committee			Adjusted Performance

Performance Measure	Weight	Threshold	Target	Maximum	2018	2017

Business Unit Sales	35%	$2.736 billion	$2.819 billion	$2.929 billion	$2.871 billion	$2.336 billion

Business Unit Operating Income Margin	40%	16.7%	17.2%	17.7%	15.2%	18.1%

Business Unit Average Working Capital as a % of Sales	15%	15.3%	14.8%	14.3%	15.8%	15.0%

Consolidated Earnings	10%	$333.0 million	$369.0 million	$386.0 million	$379.0 million	$365.8 million

        Based on the performance measures established by the Compensation Committee for 2018 and the Company's actual performance, the named executives earned 2018 annual incentive awards as follows:

Name	2018 Annual Incentive Award ($)(1)	2018 Annual Incentive Award (% of base salary)	2018 Annual Incentive Award (% of target incentive award)

Mr. Koch	$1,414,600	124%	113%

Mr. Roche	$496,600	85%	113%

Mr. Berlin	$584,500	88%	118%

Mr. Messmer	$604,700	147%	196%

Ms. Bausch	$449,700	102%	136%

Mr. Altmeyer	$421,600	72%	67%

Mr. Ford	$589,700	117%	113%

(1)
These amounts are also reported in the "Non-Equity Incentive Plan Compensation" column of the Summary Compensation Table on page 35.

2018 Long-Term, Stock-Based Awards

Annual Awards

        The Compensation Committee makes annual stock-based awards each year at its regularly scheduled February meeting. All stock-based awards are made under the Incentive Compensation Program which imposes certain restrictions, as described below, on the terms of the awards.

        In February 2018, the Compensation Committee awarded stock options, performance Shares and restricted Shares to the named executives in the amounts shown in the Grants of Plan-Based Awards Table on page 38. The number of Shares included in the 2018 awards was determined using a formula-based approach. First, the Compensation Committee established a target award opportunity, expressed as a percentage of base salary, for the named executives based on each executive's position and the long-term incentive award market range for that position: 375% of base salary for the Chief Executive Officer and 150% of base salary for the other named executives.

        The Compensation Committee then determined the appropriate blend of the types of equity awards to be included in each named executive's stock-based award. In 2010, the Compensation Committee changed the blend of equity awards from stock options and time-vested restricted Shares (each weighted 50%) to stock options, performance Shares and time-vested restricted Shares (each weighted 33 1/3%) and elected to use the same blend of stock-based awards in 2018 for all the named executives to support the Company's pay-for-performance programs and the alignment of executive and stockholder interests.

        All stock-based awards to the Company's senior management employees (approximately 90 employees, including all of the named executives) contain a non-competition agreement that prohibits the grantee from competing with the Company for one year following his or her termination of employment.

        The stock options awarded in February 2018 will vest in equal annual installments over three years. The restricted Shares awarded in 2018 will become vested on the January 1 immediately preceding the third anniversary of the award date.

        The performance Shares awarded in February 2018 will be earned based on the total return to the Company's stockholders (Share appreciation measured using the average of the closing market prices for a Share for the first 10 and last 10 trading days of the performance period plus dividends) relative to the total stockholder return of the companies comprising the S&P MidCap 400 Index® over the three-year performance period ending December 31, 2020 in accordance with the following table:

Relative Total Stockholder Return	Percentage of Performance Shares Earned

Below 25th percentile	0%

25th percentile	50%

50th percentile	100%

75th percentile or above	200%

        If the Company's total stockholder return falls between the 25th and 50th percentiles or between the 50th and 75th percentiles, the number of performance Shares earned will be determined by linear interpolation. Dividends will accrue during the three-year performance period and will be paid on performance Shares that are earned.

        The Compensation Committee included stock options in the awards to encourage the named executives to increase stockholder value over the 10-year term of the options. The Compensation Committee included restricted Shares in the awards not only to encourage the named executives to increase stockholder value but also to remain employed with the Company. The Compensation Committee added performance Shares to further link executive compensation to the performance of the Company and to align the interests of the executives with the Company's stockholders.

        The Incentive Compensation Program contains certain restrictions on the terms of all stock-based awards. For example, all stock options must be granted with an option exercise price that is equal to or greater than the fair market value of the Shares on the date of award. The Incentive Compensation Program also expressly prohibits resetting the option exercise price of stock options. These restrictions ensure that any options awarded under the Incentive Compensation Program will have value to the executives only if the market price of the Shares increases after the date of the award. The Incentive Compensation Program further requires that restricted Share awards must be subject to a restriction period of not less than one year during which the Shares are subject to a substantial risk of forfeiture and may not be transferred. As a result of changes made to Section 162(m) of the Internal Revenue Code (the "Code") applicable to 2018 compensation, the Compensation Committee approved an amendment to the Incentive Compensation Program, effective January 1, 2019, to eliminate the limits on the size of the annual awards that may be granted to any executive. The Compensation Committee also approved an amendment to the Incentive Compensation Program, effective January 1, 2019, to allow the Company's Chief Executive Officer to approve off-cycle grants of stock-based awards to employees other than Section 16 officers for limited purposes and subject to volume limits approved by the Compensation Committee.

        The Compensation Committee has never altered the timing of stock-based awards to take advantage of non-public information. The Compensation Committee is aware that the February meeting during which it makes annual stock-based awards precedes the date the Company releases its fourth quarter and annual financial results. The Compensation Committee is also aware that the release could affect the market value of the Company's stock and the underlying value of the stock-based awards made to executives at the February meeting. The Compensation Committee believes that executives will not necessarily gain over the long run from the short-term benefit of a positive release because the Company's stock price fluctuates over time and because all of the awards have multi-year vesting schedules and stock options have historically been held for several years prior to exercise. In addition, any gain from a positive benefit in some years will be offset by earnings releases in other years that negatively affect the market value of the Shares.

Stock Ownership Policy

        The Compensation Committee believes that ownership of Common Shares by executive officers aligns their interests with those of the Company's stockholders, enhances retention of executives by providing them an opportunity to accumulate a meaningful ownership interest in the Company and focuses executives on building stockholder value over the long term. Therefore, the Compensation Committee has maintained for several years a stock ownership policy for the Company's executive officers, including the named executives. In December 2018, the Compensation Committee amended the stock ownership policy to better align the policy with current comparable practices.

        The amended policy, which is applicable to all of the Company's Section 16 officers, has the following ownership requirements:

Executive	Ownership Requirement

Chief Executive Officer	10 times previous year base salary

Other Named Executive Officers	5 times previous year base salary

Remaining Section 16 Officers	3 times previous year base salary

        The policy also has a retention requirement under which an executive officer must retain at least one-half of the after-tax value realized from the vesting of restricted Shares, the exercise of stock options or the receipt of earned performance Shares until the executive officer has satisfied the policy's ownership requirement. Each executive officer subject to the policy has five years from first becoming subject to the policy to attain the ownership requirement and once the ownership requirement is met, no further accumulation is required in the event the value of the Shares falls below the ownership requirement due solely to a decrease in the market value of the Shares.

        Ownership for purposes of the policy includes Shares owned directly or under an employee benefit plan and all restricted Shares. Ownership does not include any performance Share awards or any Shares subject to stock options. As of February 28, 2019, the Chief Executive Officer and each of the individuals who has been a Section 16 officer for at least five years met the policy's ownership requirement.

        The stock ownership policy prohibits any executive officer from using Shares as collateral for any purpose or engaging in short sales or hedging transactions involving Shares.

D.  Retirement and Other Benefits

Retirement and Group Insurance Benefits

        The Company provides retirement, health and welfare and other benefits to its executive officers. The Company sponsors the 401(k) Plan, a tax-qualified, defined contribution retirement plan, for the benefit of substantially all of its non-union employees, including the named executives. The 401(k) Plan encourages saving for retirement by enabling participants to save on a pre-tax basis and by providing Company matching contributions.

        The Company also sponsors the Retirement Plan for Employees of Carlisle, LLC (the "Retirement Plan"), a tax-qualified, defined benefit retirement plan that provides retirement income to eligible employees following their retirement from the Company. The Pension Benefits Table on page 43 shows the lump sum present value as of December 31, 2018 of the accumulated benefit earned by the named executives under the Retirement Plan.

        Section 401(a)(17) of the Code limits the amount of annual compensation that tax-qualified plans like the 401(k) Plan and the Retirement Plan may take into account for purposes of determining contributions and benefits. The limit for 2018 was $275,000 and it is subject to adjustment annually for cost of living increases. For 2019, the limit will be $280,000. The Company maintains the Carlisle, LLC Supplemental Pension Plan (the "Supplemental Pension Plan") to provide benefits to certain Retirement Plan participants whose benefits are limited by Section 401(a)(17) of the Code and to certain senior management employees who were employed on or after January 1, 2005 and are not eligible to participate in the Retirement Plan. The Pension Benefits Table on page 43 also shows the lump sum present value as of December 31, 2018 of the accumulated benefit earned by the named executives under the Supplemental Pension Plan.

        The Company sponsors a supplemental 401(k) Plan to provide covered officers, including the named executives, the opportunity to defer (i) base salary and annual incentive compensation that could not be deferred under the 401(k) Plan due to the Code limitations that apply to the 401(k) Plan and (ii) Shares earned under the Incentive Compensation Program. The Company provides a matching contribution equal to 100% of the first 4% of base salary and annual incentive compensation deferred under the supplemental 401(k) Plan. Each participant in the supplemental 401(k) Plan may direct the deferrals of base salary or annual incentive compensation and the matching contributions among the different investment options offered by the Company from time to time. The investment options currently include a fixed rate fund and various stock index funds. All amounts credited to a participant's account under the supplemental 401(k) Plan are 100% vested and will be paid in a lump sum or installments in accordance with the participant's election after the participant terminates employment with the Company. A participant may also elect to receive one or more in-service distributions.

        The named executives also participate in group health, life and other welfare benefit plans on the same terms and conditions that apply to other employees. The named executives do not receive better insurance programs, vacation schedules or holidays, and perquisites are limited.

Post-Termination Employment Benefits

        The Company has not entered into an employment agreement with any executive officer that provides severance or other benefits following their resignation, termination, retirement, death or disability, except for agreements with certain executive officers (including all of the named executives) that provide severance benefits in the event of a termination of their employment following a change of control of the Company (the "change of control agreements"). The change of control agreements provide that the executives will not, in the event of the commencement of steps to effect a change of control (defined generally as an acquisition of 20% or more of the outstanding voting Shares or a change in a majority of the Board of Directors), voluntarily leave the employ of the Company until the potential acquirer of the Company or control of the Company has terminated its efforts to effect a change of control or until a change of control has occurred. The Company believes that the change of control agreements protect the interests of the Company's stockholders by providing financial incentives to executives to represent the best interests of the Company and its stockholders during the periods immediately preceding and following a change of control.

        In the event of any termination of an executive's employment (including due to the executive's resignation) within three years after a change of control (other than due to the executive's death or disability or after the executive attains age 65), each change of control agreement provides that the executive will be entitled to receive three years' compensation, including bonus, retirement benefits equal to the benefits the executive would have received had he or she completed three additional years of employment, continuation of all life, accident, health, savings and other fringe benefits for three years and relocation assistance. The three-year benefit period is reduced if the executive terminates within three years of the date the executive would attain age 65. In addition, the agreements provide that the executive will become fully vested in all outstanding stock option and restricted Share awards. Under the Incentive Compensation Program, in the event the executive's employment is terminated without cause or the executive resigns with good reason within three years after a change of control of the Company, the outstanding performance Shares will be earned at the maximum level. If any payments to a named executive are considered excess "parachute payments"1 and the amount of the excess is more than 15%, the Company is required to provide a tax gross up for the excise taxes the executive would be required to pay with respect to the payments.

        In September 2012, the Compensation Committee determined that any future change of control agreements would provide severance benefits only in the event an executive is terminated without cause or resigns with good reason within three years after a change of control and the severance benefits would not be reduced based on the executive's age. In addition, the Company would not provide any tax gross up for excise taxes assessed against any excess parachute payments.

Internal Revenue Code Section 162(m)

        Section 162(m) of the Code limits the amount of compensation paid to the named executives in any one fiscal year that may be deducted by the Company for federal income tax purposes. The deduction limitation is currently $1 million.

        The Tax Cuts and Jobs Act of 2017 expanded the number of individuals covered by Section 162(m) of the Code and eliminated the exception for performance-based compensation effective for the Company's 2018 tax year. Therefore, compensation in excess of $1 million paid to named executives in 2018 and later years will not be deductible unless it qualifies for transition relief applicable to certain arrangements in place as of November 2, 2017.

        The Compensation Committee has not adopted a formal policy that requires all compensation paid to the named executives to be fully deductible.

E.  Conclusion

        The Compensation Committee has reviewed all components of the Chief Executive Officer's and the other named executives' compensation, including salary, bonus, equity and long-term incentive compensation, accumulated realized and unrealized stock option and restricted Share gains and the dollar value of all perquisites and other personal benefits as well as the Company's obligations under its pension plans. Based on this review, the Compensation Committee finds the Chief Executive Officer's and the other named executives' total compensation, in the aggregate, to be reasonable and appropriately linked to the Company's performance. The Compensation Committee therefore recommends that stockholders vote "FOR" the say-on-pay proposal included as Proposal 3 in this Proxy Statement.

1
Section 280G of the Code defines "parachute payments" as payments which (i) are compensatory in nature, (ii) are made to or for the benefit of a stockholder, officer or highly compensated individual and (iii) are contingent on a change in ownership or effective control (or change in ownership of a substantial portion of assets) of a corporation. If the parachute payments have an aggregate present value of at least three times the average annual compensation earned by the recipient of the payment over the five years preceding the date of the change of control, the amount of the payments in excess of one times such average annual compensation are not deductible by the payor for federal income tax purposes and are subject to a 20% excise tax (payable by the recipient) in addition to regular income taxes.

F. Executive Officer Compensation Disclosure Tables

        Summary Compensation Table—This table shows the base salary, annual incentive award and all other compensation paid to the named executives. The table also shows the grant date fair value of the stock option, restricted Share and performance Share awards made to the named executives and the increase in the present value of the retirement benefit for each named executive.

Name and Principal Position(s)	Year	Salary ($)	Bonus ($)	Stock Awards ($)(1)	Option Awards ($)(1)	Non-Equity Incentive Plan Compensation ($)	Change in Pension Value and Nonqualified Deferred Compensation Earnings ($)(2)	All Other Compensation ($)(3)	Total ($)

D. Christian Koch, President and Chief Executive Officer	2018	$1,140,000	$0	$3,259,476	$1,432,191	$1,414,600	$67,848	$183,320	$7,497,435

	2017	$1,100,000	$0	$2,550,458	$1,084,151	$857,300	$122,351	$218,969	$5,933,229

	2016	$1,000,000	$0	$4,928,160	$1,670,452	$1,654,300	$84,793	$248,004	$9,585,709

Robert M. Roche, Vice President and Chief Financial Officer	2018	$587,000	$0	$671,544	$294,947	$496,600	$29,077	$48,964	$2,128,132

	2017	$500,909	$0	$1,661,307	$285,055	$291,500	$586	$301,754	$3,041,111

John E. Berlin, President, CIT	2018	$663,000	$0	$758,596	$333,222	$584,500	$66,010	$12,659	$2,417,987

	2017	$650,000	$0	$753,147	$320,270	$159,900	$156,614	$16,557	$2,056,488

	2016	$631,000	$0	$766,879	$290,426	$711,600	$127,257	$19,743	$2,546,905

Karl T. Messmer, President, CBF	2018	$412,000	$0	$471,324	$207,020	$604,700	$32,864	$48,776	$1,776,684

Shelley J. Bausch, President, CFT	2018	$440,000	$0	$503,658	$221,121	$449,700	$3,720	$41,317	$1,659,516

John W. Altmeyer, Former President, CCM(4)	2018	$583,800	$0	$953,841	$419,135	$421,600	$91,234	$3,177,107	$5,646,717

	2017	$810,000	$0	$939,248	$399,140	$617,700	$256,693	$160,058	$3,182,839

	2016	$786,000	$0	$955,307	$361,738	$987,400	$204,364	$90,508	$3,385,317

Steven J. Ford, Former Vice President, Secretary and General Counsel(4)	2018	$503,290	$0	$797,148	$350,286	$589,700	$53,135	$91,366	$2,384,925

	2017	$697,000	$0	$808,103	$343,489	$407,400	$179,811	$76,230	$2,512,033

	2016	$677,000	$0	$823,610	$311,608	$840,000	$151,785	$100,834	$2,904,837

(1)
The amounts in these columns do not reflect the actual value the named executives will realize from the stock option, restricted Share and performance Share awards made to the executives. The amounts presented in the table are the grant date value of the equity-based awards computed in accordance with Financial Accounting Standards Board Accounting Standards Codification Topic 718, Compensation—Stock Compensation (excluding any effect of estimated forfeitures). The Company will recognize the grant date value of the awards as compensation expense over the vesting period of the awards.

The "Stock Awards" column includes the grant date values of performance Shares awarded to the named executive officers. The performance Shares are earned based on the total return to the Company's stockholders (Share appreciation plus dividends) relative to the total stockholder return of the companies comprising the S&P MidCap 400 Index® over the three-year performance period ending December 31, 2018 (for the performance Shares awarded in 2016), December 31, 2019 (for the performance Shares awarded in 2017) and December 31, 2020 (for the performance Shares awarded in 2018). The terms of the performance Share awards are described on pages 30 through 31. The "Stock Awards" column for 2018 includes the following grant date values of the performance Share awards: Mr. Koch, $1,834,700; Mr. Roche, $378,000; Mr. Berlin, $427,000; Mr. Messmer, $265,300; Ms. Bausch, $283,500; Mr. Altmeyer, $536,900; and Mr. Ford, $448,700. The grant date value of $140.00 for the performance Shares was determined using the $108.72 closing market price of a Common Share on the grant date and a Monte Carlo simulation and assumptions regarding the future performance of the Common Shares and the stock of the S&P MidCap 400 Index® companies, including expected volatility, risk-free interest rates, correlation coefficients and dividend reinvestment. The grant date values of the performance Share awards assuming the maximum number of performance Shares would be earned at the end of the three-year performance period based on the closing market price of a Common Share on the grant date would have been: Mr. Koch, $2,849,551; Mr. Roche, $587,088; Mr. Berlin, $663,192; Mr. Messmer, $412,049; Ms. Bausch, $440,316; Mr. Altmeyer, $833,882; and Mr. Ford, $696,895.

Note 7 to the Company's consolidated financial statements included in its Annual Report on Form 10-K for the fiscal year ended December 31, 2018 contains more information about the Company's accounting for stock-based compensation arrangements, including the assumptions used to determine the grant date value of the stock and option awards.

(2)
Represents the sum of (i) the aggregate increase in the actuarial present value of the accumulated benefit under the Retirement Plan and the Supplemental Pension Plan and (ii) the portion of interest credited on compensation deferred under the Company's supplemental 401(k) Plan that is considered "above market" under the proxy disclosure rules of the SEC as follows:

Name	Change in Present Value of Retirement Plan and Supplemental Pension Plan Benefits	"Above Market" Supplemental 401(k) Plan Earnings	Total

Mr. Koch	$67,615	$233	$67,848

Mr. Roche	$23,481	$5,596	$29,077

Mr. Berlin	$66,010	$0	$66,010

Mr. Messmer	$28,147	$4,717	$32,864

Ms. Bausch	$3,658	$62	$3,720

Mr. Altmeyer	$21,933	$69,301	$91,234

Mr. Ford	$34,560	$18,575	$53,135

(3)
The amounts presented in this column for 2018 consist of the following:

	Mr. Koch	Mr. Roche	Mr. Berlin	Mr. Messmer	Ms. Bausch	Mr. Altmeyer	Mr. Ford

Matching Contributions to the 401(k) Plan	$11,000	$11,000	$8,815	$11,000	$11,000	$11,000	$11,000

Matching Contributions to the Supplemental 401(k) Plan	$79,892	$35,140	$0	$37,776	$19,283	$48,338	$26,751

Physical Examination	$4,758	$0	$0	$0	$7,534	$0	$0

Reimbursement of Tax Return Preparation and Financial Advisory Services Fees	$2,670	$2,824	$3,844	$0	$3,500	$6,249	$0

Charitable Contribution Made by the Company in the Name of the Executive under the Carlisle Matching Gifts for Education Program	$85,000	$0	$0	$0	$0	$60,000	$0

Vacation Pay	$0	$0	$0	$0	$0	$0	$53,615

Severance Benefits	$0	$0	$0	$0	$0	$3,051,520	$0

Total	$183,320	$48,964	$12,659	$48,776	$41,317	$3,177,107	$91,366

All amounts presented above equal the actual cost to the Company of the particular benefit or perquisite provided. Amounts for Mr. Altmeyer include (i) $250,200 in severance payments and $6,064 for reimbursement of COBRA premiums paid during 2018, (ii) $2,085,000 in severance payments payable in 2019, (iii) the maximum amounts of reimbursements payable in 2019 for (a) tax return preparation and financial advisory services of $10,500, (b) COBRA premiums of approximately $24,256 and (c) matching charitable contributions by the Company of $50,000, and (iv) $625,500 in severance payments payable in 2020.

(4)
Mr. Altmeyer left the employ of CCM on September 12, 2018, and Mr. Ford left the employ of the Company on November 19, 2018.

        Grants of Plan-Based Awards Table—This table presents the threshold, target and maximum annual incentive awards the named executives could have earned for 2018 and the restricted Shares, performance Shares and stock options awarded to the named executives during 2018. The annual incentive awards earned by the named executives for 2018 are reported in the "Non-Equity Incentive Plan Compensation" column of the Summary Compensation Table.

		Estimated Future Payouts under Non-Equity Incentive Plan Awards			Estimated Future Payouts under Equity Incentive Plan Awards(1)(2)			All Other Stock Awards: Number of Shares of Stock	All Other Option Awards: Number of Securities Underlying	Exercise or Base Price of Option	Grant Date Fair Value of Stock and Option

Name	Grant Date	Threshold ($)	Target ($)	Maximum ($)	Threshold (#)	Target (#)	Maximum (#)	or Units (#)(2)(3)	Options (#)(2)(4)	Awards ($/Sh)	Awards ($)(2)(5)

Mr. Koch		$627,000	$1,254,000	$2,508,000

	02/06/2018							13,105			$1,424,776

	02/06/2018				6,553	13,105	26,210				$1,834,700

	02/06/2018								60,430	$108.72	$1,432,191

Mr. Roche		$220,125	$440,250	$880,500

	02/06/2018							2,700			$293,544

	02/06/2018				1,350	2,700	5,400				$378,000

	02/06/2018								12,445	$108.72	$294,947

Mr. Berlin		$248,625	$497,250	$994,500

	02/06/2018							3,050			$331,596

	02/06/2018				1,525	3,050	6,100				$427,000

	02/06/2018								14,060	$108.72	$333,222

Mr. Messmer		$154,500	$309,000	$618,000

	02/06/2018							1,895			$206,024

	02/06/2018				948	1,895	3,790				$265,300

	02/06/2018								8,735	$108.72	$207,020

Ms. Bausch		$165,000	$330,000	$660,000

	02/06/2018							2,025			$220,158

	02/06/2018				1,013	2,025	4,050				$283,500

	02/06/2018								9,330	$108.72	$221,121

Mr. Altmeyer		$312,750	$625,500	$1,251,000

	02/06/2018							3,835			$416,941

	02/06/2018				1,918	3,835	7,670				$536,900

	02/06/2018								17,685	$108.72	$419,135

Mr. Ford		$261,375	$522,750	$1,045,500

	02/06/2018							3,205			$348,448

	02/06/2018				1,603	3,205	6,410				$448,700

	02/06/2018								14,780	$108.72	$350,286

(1)
The performance Shares will be earned based on the total return to the Company's stockholders (Share appreciation plus dividends) relative to the total stockholder return of the companies comprising the S&P MidCap 400 Index® over the three-year performance period ending December 31, 2020 in accordance with the following table:

Relative Total Stockholder Return	Percentage of Performance Shares Earned

Below 25th percentile	0%

25th percentile	50%

50th percentile	100%

75th percentile or above	200%

  If the Company's total stockholder return falls between the 25th and 50th percentiles or between the 50th and 75th percentiles, the number of performance Shares earned will be determined by linear interpolation. Dividends will accrue during the three-year performance period and will be paid on performance Shares that are earned. In the event the named executive's employment is terminated without cause or the named executive resigns with good reason within three years after a change of control of the Company, outstanding performance Shares will be earned at the maximum level. The performance Shares held by a named executive will remain outstanding and be earned based on the Company's relative total stockholder return performance in the event of a termination of employment of the named executive by the Company without cause.

(2)
All of the awards include a non-competition agreement prohibiting the named executive from competing with the Company for one year following his or her termination of employment by the Company.

(3)
Shares subject to the February 6, 2018 stock awards become vested on January 1, 2021. The Shares will also become vested on the date the named executive officer terminates employment due to death or disability, upon the named executive officer's reaching age 65 or in the event a named executive officer's employment is terminated by the Company without cause prior to the originally scheduled vesting date or in the event the named executive's employment is terminated without cause or the named executive resigns with good reason within three years after a change of control of the Company. The named executives receive all dividends paid with respect to the restricted Shares during the vesting period.

(4)
The option awards become vested and exercisable in three equal annual installments beginning upon the first anniversary of the date of grant, or, if earlier, on the date the named executive officer terminates employment due to death or disability or upon the named executive officer's retirement at or after age 65, or in the event the named executive's employment is terminated without cause or the named executive resigns with good reason within three years after a change of control of the Company. Upon termination of a named executive officer's employment by the Company without cause, the options remain exercisable in accordance with the original three-year vesting schedule. The options expire 10 years following the date of grant.

(5)
See Footnote 1 to the Summary Compensation Table for a description of how the grant date values of the Share and stock option awards were determined.

        Outstanding Equity Awards at Fiscal Year-End Table—This table presents information about unvested restricted Share, stock option and performance Share awards held by the named executives on December 31, 2018.

	Option Awards					Stock Awards

Name	Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable		Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#)(1)	Market Value of Shares or Units of Stock That Have Not Vested ($)(2)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#)(3)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($)(4)

Mr. Koch	0	60,430	(5)	$108.72	02/05/2028	40,228	$4,043,719	13,105	$1,317,315
	14,708	29,417	(6)	$107.73	02/07/2027			10,210	$1,026,309
	32,010	16,005	(7)	$83.31	02/02/2026
	20,618	10,310	(8)	$88.69	12/31/2025
	17,445	0		$92.46	02/03/2025
	14,790	0		$73.08	02/04/2024
	15,720	0		$64.80	02/05/2023
	14,535	0		$49.56	01/31/2022

Mr. Roche	0	12,445	(5)	$108.72	02/05/2028	10,176	$1,022,892	2,700	$271,404
	4,043	8,087	(9)	$105.03	02/14/2027			2,715	$272,912

Mr. Berlin	0	14,060	(5)	$108.72	02/05/2028	6,065	$609,654	3,050	$306,586
	4,345	8,690	(6)	$107.73	02/07/2027			3,015	$303,068
	10,100	5,050	(7)	$83.31	02/02/2026

Mr. Messmer	0	8,735	(5)	$108.72	02/05/2028	4,665	$468,926	1,895	$190,485
	2,648	5,297	(6)	$107.73	02/07/2027			1,840	$184,957
	6,146	3,074	(7)	$83.31	02/02/2026

Ms. Bausch	0	9,330	(5)	$108.72	02/05/2028	13,447	$1,351,692	2,025	$203,553

Mr. Altmeyer	0	17,685	(5)	$108.72	02/05/2028	0	$0	3,835	$385,494
	5,415	10,830	(6)	$107.73	02/07/2027			3,760	$377,955
	12,580	6,290	(7)	$83.31	02/02/2026
	16,595	0		$92.46	02/03/2025
	18,520	0		$73.08	02/04/2024
	19,575	0		$64.80	02/05/2023

Mr. Ford	14,780	0		$108.72	02/05/2028	0	$0	3,205	$322,167
	13,980	0		$107.73	02/07/2027			3,235	$325,182

(1)
The restricted Shares will become vested as follows:

	Number of Shares Becoming Vested On:

Name	February 15, 2019	October 2, 2019	January 1, 2020	October 2, 2020	January 1, 2021

Mr. Koch	0	0	10,210	0	30,018

Mr. Roche	4,761	0	2,715	0	2,700

Mr. Berlin	0	0	3,015	0	3,050

Mr. Messmer	0	0	2,770	0	1,895

Ms. Bausch	0	5,711	0	5,711	2,025

Mr. Altmeyer	0	0	0	0	0

Mr. Ford	0	0	0	0	0

(2)
Based on the closing market value of the Shares on December 31, 2018 of $100.52.

(3)
The number of unearned performance Shares in this column equals the target number of performance Shares that may be earned by the named executives (for the three-year performance periods that will end on December 31, 2020 and December 31, 2019). The performance Shares will be earned based on the total return to the Company's stockholders (Share appreciation plus dividends) relative to the total stockholder return of the companies comprising the S&P MidCap 400 Index® over the three-year performance periods in accordance with the following table:

Relative Total Stockholder Return	Percentage of Performance Shares Earned

Below 25th percentile	0%

25th percentile	50%

50th percentile	100%

75th percentile or above	200%

If the Company's total stockholder return falls between the 25th and 50th percentiles or between the 50th and 75th percentiles, the number of performance Shares earned will be determined by linear interpolation. Dividends will accrue during the three-year performance period and will be paid on performance Shares that are earned.

The Company's 2018 total stockholder return of –16.75% (calculated for this purpose as Share appreciation measured using the average of the closing market prices for a Share for the first 10 and last 10 trading days of the performance period plus dividends) resulted in a ranking for the year at the 50th percentile. Based on that percentile, approximately 100% of the performance Shares awarded in 2018 would have been earned if the performance period had ended on December 31, 2018. The Company's 2017 through 2018 total stockholder return of –8.90% resulted in a ranking for the year at the 41st percentile. Based on that percentile, approximately 83% of the performance Shares awarded in 2017 would have been earned if the performance period had ended on December 31, 2018.

(4)
The amounts in this column equal the number of unearned performance Shares shown in the column to the left multiplied by, in each case, the closing market value of the Shares on December 31, 2018 of $100.52. The amounts shown are not necessarily indicative of the amounts that may actually be realized by the named executive officers. The actual amounts realized will be based on the Company's total stockholder return over the three-year performance periods and the market value of the Shares when the performance Shares are earned.

(5)
The unexercisable stock options will become exercisable at the rate of 33 1/3% per year on February 6, 2019, February 6, 2020 and February 6, 2021.

(6)
The unexercisable stock options will become exercisable at the rate of 50% per year on February 8, 2019 and February 8, 2020.

(7)
The unexercisable stock options will become exercisable on February 3, 2019.

(8)
The unexercisable stock options will become exercisable on January 1, 2019.

(9)
The unexercisable stock options will become exercisable at the rate of 50% per year on February 15, 2019 and February 15, 2020.

        Option Exercises and Stock Vested Table—This table presents information about stock options exercised by the named executives and the number and value of stock awards that became vested in the named executives during 2018.

	Option Awards		Stock Awards

Name	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($)(1)	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting ($)(2)

Mr. Koch	0	$0	29,194	$2,934,581

Mr. Roche(3)	0	$0	4,761	$510,808

Mr. Berlin	13,420	$173,324	6,965	$700,122

Mr. Messmer	0	$0	4,242	$426,406

Ms. Bausch	0	$0	5,711	$690,003

Mr. Altmeyer(3)	0	$0	16,271	$1,970,393

Mr. Ford	83,160	$4,206,072	13,920	$1,491,367

(1)
Value realized equals the fair market value of the Shares on the date of exercise less the exercise price.

(2)
Value realized equals the fair market value of (i) the restricted Shares on the date the vesting restrictions lapsed and the Shares became vested and (ii) the performance Shares earned for the three-year performance period ended December 31, 2018.

(3)
Mr. Roche elected to defer receipt of 3,571 Shares and Mr. Altmeyer elected to defer receipt of 6,633 Shares. The deferred Shares will be distributed to Messrs. Roche and Altmeyer in accordance with the terms of the supplemental 401(k) Plan. Messrs. Roche and Altmeyer will receive dividend equivalent payments from the Company during their respective deferral periods.

        Pension Benefits Table—This table provides the actuarial present value of each named executive's accumulated benefit under the Retirement Plan and the Supplemental Pension Plan.

        The Retirement Plan provides benefits under a cash balance benefit accrual formula. Under the formula, participants accumulate a cash balance benefit based upon compensation credits made annually to the participants' cash balance accounts. The amount of the compensation credits range from 3.0% to 7.5% of total base salary and annual bonus (including amounts deferred under the 401(k) Plan and Section 125 of the Code) depending on each participant's years of service. The cash balance account is further credited with interest annually. The interest credit is based on the One-Year Treasury Constant Maturities as published in the Federal Reserve Statistical Release over the one-year period ending on the December 31st immediately preceding the applicable plan year. The interest rate for the plan year ending December 31, 2018 was 4.0%. The Retirement Plan was closed to new participants effective December 31, 2004. No employees hired on or after January 1, 2005 are eligible to participate in the Retirement Plan.

        The benefits under the Supplemental Pension Plan are equal to the difference between the benefits that would have been payable under the Retirement Plan without regard to the limitation imposed by the Code on the amount of compensation that may be taken into account under the Retirement Plan or the limitation on participation in the Retirement Plan that became effective on January 1, 2005 and the actual benefits payable under the Retirement Plan as so limited.

        Benefits under the Retirement Plan are payable as a monthly annuity or in a lump sum payment. Vested benefits under the Supplemental Pension Plan are payable only in the form of a monthly annuity. The benefits under the Retirement Plan become vested after the executive completes five years of vesting service, or, if earlier, the date the executive terminates employment due to death or disability. The benefits under the Supplemental Pension Plan become vested after the executive completes 10 years of vesting service and retires at or after age 55, or, if earlier, the date the executive terminates employment due to death or disability. The Company amended the Supplemental Pension Plan, effective January 1, 2019, to eliminate the age 55 vesting requirement.

Name	Plan Name	Number of Years of Credited Service (#)(1)	Present Value of Accumulated Benefit ($)(2)	Payments During Last Fiscal Year ($)

Mr. Koch	Retirement Plan	N/A	N/A	N/A
	Supplemental Pension Plan	9.92	$496,427	$0

Mr. Roche	Retirement Plan	N/A	N/A	N/A
	Supplemental Pension Plan	0.83	$23,481	$0

Mr. Berlin	Retirement Plan	28.00	$423,077	$0
	Supplemental Pension Plan	28.00	$672,766	$0

Mr. Messmer	Retirement Plan	N/A	N/A	N/A
	Supplemental Pension Plan	2.25	$48,193	$0

Ms. Bausch	Retirement Plan	N/A	N/A	N/A
	Supplemental Pension Plan	0.25	$3,658	$0

Mr. Altmeyer	Retirement Plan	28.33	$443,068	$0
	Supplemental Pension Plan	28.33	$1,281,417	$0

Mr. Ford	Retirement Plan	22.42	$324,582	$0
	Supplemental Pension Plan	22.42	$690,055	$0

(1)
The amounts presented in this column represent the number of actual years the named executive has been a participant in each plan. None of the named executives have been given credit under the plans for years of service in addition to their actual years of service presented in the table. Messrs. Koch, Roche and Messmer and Ms. Bausch commenced employment after December 31, 2004 and are not eligible to participate in the Retirement Plan.

(2)
Note 15 to the Company's consolidated financial statements included in its Annual Report on Form 10-K for the fiscal year ended December 31, 2018 includes the valuation assumptions and other information relating to the Retirement Plan and the Supplemental Pension Plan.

        Nonqualified Deferred Compensation Table—This table provides information about contributions and earnings credited to the accounts of the named executive officers under the Company's supplemental 401(k) Plan during 2018. The amounts shown in this table include only deferred salary and annual incentive compensation and do not include deferred performance or restricted Shares.

        The supplemental 401(k) Plan provides covered officers, including the named executive officers, the opportunity to defer compensation that could not be deferred under the tax-qualified 401(k) Plan due to the Code limitations that apply to the 401(k) Plan. The Company provides a matching contribution equal to 100% of the first 4% of base salary and annual incentive compensation deferred under the supplemental 401(k) Plan. Each participant in the supplemental 401(k) Plan may direct the deferrals of base salary or annual incentive compensation and the matching contributions among the different investment options offered by the Company from time to time. The investment options currently include a fixed rate fund and various stock index funds. All amounts credited to a participant's account under the supplemental 401(k) Plan are 100% vested and will generally be paid in a lump sum or installments in accordance with the participant's election after the participant terminates employment with the Company. In the event the participant dies or becomes disabled while employed by the Company, terminates employment before attaining the age of 60 or within one year after a change of control of the Company, all amounts credited to the participant's account will be distributed in a lump sum in accordance with the terms of the supplemental 401(k) Plan. A participant may also elect to receive one or more in-service distributions.

Name	Executive Contributions in Last FY ($)(1)	Registrant Contributions in Last FY ($)(2)	Aggregate Earnings (Losses) in Last FY ($)(3)	Aggregate Withdrawals/ Distributions ($)	Aggregate Balance at Last FYE ($)(4)

Mr. Koch	$88,465	$79,892	$(38,654)	$176,900	$331,554

Mr. Roche	$439,251	$35,140	$20,169	$0	$610,555

Mr. Berlin	$0	$0	$0	$0	$0

Mr. Messmer	$307,519	$37,776	$4,330	$0	$567,840

Ms. Bausch	$19,283	$19,283	$(3,814)	$0	$43,716

Mr. Altmeyer	$542,455	$48,338	$248,754	$0	$5,495,578

Mr. Ford	$269,044	$26,751	$67,055	$3,602,966	$0

(1)
All amounts shown in this column are also reported in either the "Salary" or "Non-Equity Incentive Plan Compensation" column of the Summary Compensation Table.

(2)
All amounts shown in this column are also reported in the "All Other Compensation" column of the Summary Compensation Table.

(3)
The amounts included in this column are considered "above market" earnings under the proxy disclosure rules of the SEC and are included in the "Change in Pension Value and Nonqualified Deferred Compensation Earnings" column of the Summary Compensation Table: Mr. Koch, $233; Mr. Roche, $5,596; Mr. Messmer, $4,717; Ms. Bausch, $62; Mr. Altmeyer, $69,301; and Mr. Ford, $18,575.

(4)
Of the amounts shown in this column, the following amounts are included in total compensation as reported in the Summary Compensation Tables of the Company's proxy statements as follows:

Name	Prior Years' Proxy Statements ($)	2019 Annual Meeting Proxy Statement (see Table on page 35) ($)	Total ($)

Mr. Koch	$543,568	$168,590	$712,158

Mr. Roche	$114,586	$479,987	$594,573

Mr. Berlin	$0	$0	$0

Mr. Messmer	$0	$350,012	$350,012

Ms. Bausch	$0	$38,628	$38,628

Mr. Altmeyer	$4,320,076	$660,094	$4,980,170

Mr. Ford	$2,978,475	$314,370	$3,292,845

  As of December 31, 2018, the named executives had the following number of deferred Shares credited to their accounts under the supplemental 401(k) Plan with the following values based on the closing market value of the Shares on December 31, 2018 of $100.52.

Name	Number of Deferred Shares (#)	Value of Deferred Shares ($)

Mr. Koch(1)	692	$69,560

Mr. Roche	3,571	$358,957

Mr. Berlin	1,000	$100,520

Mr. Messmer	0	$0

Ms. Bausch	0	$0

Mr. Altmeyer(1)	113,408	$11,399,772

Mr. Ford(2)	0	$0

  (1)
  On February 1, 2018, Mr. Koch received a distribution of 126 deferred Shares valued at $14,632 and Mr. Altmeyer received a distribution of 1,166 deferred Shares valued at $135,471, both based on the closing market value of the Shares on that date of $116.13.

  (2)
  On June 4, 2018, Mr. Ford received a distribution of 61,562 deferred Shares valued at $6,728,111 based on the closing market value of the Shares on that date of $109.29.

        Potential Payments Upon Termination or Change of Control—This table shows the amounts that would have been payable to the named executives (other than Messrs. Altmeyer and Ford who both left the employ of the Company before December 31, 2018) under the change of control agreements described on pages 33 through 34 if a change of control of the Company had occurred on December 31, 2018 and the named executives' employment with the Company terminated under the terms of the change of control agreements immediately thereafter. The terms of the Company's equity awards to the named executive officers provide for vesting of outstanding stock options and continued vesting of performance Shares upon retirement at or after attaining age 65 and vesting of restricted Shares upon reaching age 65. None of the named executives have reached age 65.

	Severance Benefit ($)(1)	Continued Participation in Health and Other Welfare Benefit Plans and Fringe Benefits ($)(2)	Vesting of Stock Options ($)(3)	Vesting of Restricted Stock ($)(4)	Vesting of Performance Shares ($)(5)	Special Retirement Benefits ($)(6)	Excise Tax Gross Up (Reduction in Payments) ($)(7)	Total ($)

Mr. Koch	$7,962,900	$82,000	$397,413	$4,043,719	$4,687,248	$1,100,891	$6,285,967	$24,560,138

Mr. Roche	$3,250,800	$62,000	$0	$1,022,892	$1,088,632	$259,425	$0	$5,683,749

Mr. Berlin	$4,027,800	$76,000	$86,911	$609,654	$1,219,308	$335,085	$0	$6,354,758

Mr. Messmer	$3,050,100	$52,000	$52,904	$468,926	$750,884	$291,108	$0	$4,665,922

Ms. Bausch	$2,669,100	$68,000	$0	$1,351,692	$407,106	$174,580	$0	$4,670,478

(1)
The severance benefit is equal to three times the named executive's highest annual compensation (sum of base salary and annual incentive compensation) for any of the years in the three-year period ended December 31, 2018.

(2)
Estimated value of the named executive's continued participation in the life, accident and health insurance plans of the Company and receipt of currently provided fringe benefits for three years following termination of employment after a change of control of the Company.

(3)
Value (based on the closing market price of a Common Share on December 31, 2018 of $100.52 per Share) of unvested in-the-money stock options under all outstanding stock option awards. The stock options would also become fully vested in the event the named executive dies or becomes disabled while employed by the Company or retires from employment with the Company at or after attaining age 65. If the Company terminates the employment of the named executive without cause, the stock options will continue to become exercisable in accordance with the vesting schedule set forth in the award agreement and remain exercisable until the expiration of the 10-year term of the option.

(4)
Value (based on the closing market price of a Common Share on December 31, 2018 of $100.52 per Share) of unvested restricted Shares under all outstanding restricted Share awards. The restricted Shares would also become fully vested in the event the named executive dies or becomes disabled while employed by the Company or upon reaching age 65. If the Company terminates the employment of the named executive without cause, the restricted Shares will vest.

(5)
Value (based on the closing market price of a Common Share on December 31, 2018 of $100.52 per Share) of the maximum number of performance Shares under all outstanding performance Share awards. In the event the named executive dies or becomes disabled while employed by the Company or retires from employment with the Company at or after attaining age 65 or the Company terminates the employment of the named executive without cause, the performance Shares will remain outstanding and will be earned or forfeited following the end of the performance period based on the Company's performance during the performance period applicable to the performance Shares.

(6)
Approximate amount of total retirement benefits from all Company plans the named executive would have received had he or she continued in the employ of the Company for three years following termination of employment after a change of control of the Company.

(7)
If any payments to a named executive (other than Mr. Roche, Mr. Messmer and Ms. Bausch) are considered excess "parachute payments" and the amount of the excess is more than 15%, the Company is required to provide a tax gross up for the excise taxes the executive would be required to pay with respect to the payments. In September 2012, the Compensation Committee determined that any future change of control agreements would not provide any tax gross up for excise taxes assessed against any excess parachute payments. Mr. Roche, Mr. Messmer and Ms. Bausch commenced employment after September 2012 and are not entitled to any tax gross up for excess parachute payment excise taxes.

        The amounts shown in the table below for Messrs. Altmeyer and Ford are the amounts payable to them in connection with their separation from service effective September 12, 2018 (in the case of Mr. Altmeyer) and November 19, 2018 (in the case of Mr. Ford).

Name	Benefit or Payment	Value of Benefit or Payment ($)

Mr. Altmeyer	Severance Benefits	$2,960,700

	Vesting of Restricted Shares(1)	$1,572,233

	Vesting of Stock Options(1)	$805,807

	Retention of Unearned Performance Shares(1)	$1,633,583

	Reimbursements(2)	$90,820

	Total	$7,063,143

Mr. Ford	Vesting of Restricted Shares(1)	$1,148,091

	Vesting of Stock Options(1)	$683,161

	Retention of Unearned Performance Shares(1)	$1,393,251

	Vacation Pay	$53,615

	Total	$3,278,118

(1)
The amounts shown for the values of equity compensation equal the taxable amount of compensation realized upon vesting of all restricted Shares and the fair values as of the respective grant dates of all unvested stock options and 100% of all unearned performance Shares.

(2)
Includes reimbursement of COBRA premiums of $6,064 in 2018 and the maximum amounts of reimbursements in 2019 for (i) tax return preparation and financial advisory services of $10,500, (ii) COBRA premiums of approximately $24,256 and (iii) matching charitable contributions made by the Company of $50,000.

        Following termination of employment, the named executive officers receive retirement benefits and nonqualified deferred compensation benefits under the Retirement Plan, the Supplemental Pension Plan and the supplemental 401(k) Plan. The value of those benefits as of December 31, 2018 is set forth in the sections above entitled "Pension Benefits Table" and "Nonqualified Deferred Compensation Table." There are no special or enhanced benefits provided under those plans in connection with a change of control of the Company, except if a named executive officer terminates employment within one year after a change of control, all amounts credited to the named executive officer's account under the supplemental 401(k) Plan will be distributed in a lump sum even if the officer had previously elected to be paid in installments.

        Pay Ratio Disclosure—The SEC rules require the Company to disclose annually (i) the median of the annual total compensation of all employees of the Company (excluding D. Christian Koch, the Company's principal executive officer); (ii) the annual total compensation of Mr. Koch; and (iii) the ratio of Mr. Koch's annual total compensation to the median annual total compensation of all other employees.

        Based on the methodology and material assumptions described below, the Company has estimated these amounts to be as follows:

Median annual total compensation of all employees (excluding Mr. Koch)	$53,744
Annual total compensation of Mr. Koch	$7,497,435
Ratio of Mr. Koch's annual total compensation to median annual total compensation of all other employees	140:1

        For 2018, the Company used the same median employee selected in 2017 to determine the median annual total compensation of all employees (excluding Mr. Koch). To determine the median employee in 2017, the Company compiled a list of all employees (excluding Mr. Koch) as of October 2, 2017, sorted the list of employees by their annualized gross compensation rates as of October 2, 2017 and selected the employee with the median annualized gross compensation amount. The Company did not include in the compensation rates the value of Company-provided benefits such as retirement and medical and life insurance benefits. As of October 2, 2017, the Company employed 14,181 persons, of which 7,698 employees were employed in foreign countries. The compensation of employees in foreign countries was converted to an equivalent U.S. dollar amount using foreign exchange rates on October 2, 2017. During 2018, the Company added approximately 500 new employees from its acquisition of Accella Holdings LLC and decreased employment by approximately 920 employees upon the sale of Carlisle Foodservice Products, Inc. Based on demographic analysis, the Company reasonably believes that Accella Holdings LLC and Carlisle Foodservice Products, Inc. have, in the aggregate, similar pay demographics and that such change in employee population during 2018 did not significantly affect the Company's pay ratio disclosure for 2018.

        The annual total compensation of Mr. Koch is the total amount of his compensation presented in the Summary Compensation Table on page 35. The Company calculated the annual total compensation of the median employee using the same rules applicable to the completion of the Summary Compensation Table for Mr. Koch and the other named executives.

 SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

        Section 16(a) of the Exchange Act requires the Company's executive officers and directors and persons who beneficially own more than 10% of any class of the Company's equity securities (collectively, the "reporting persons") to file with the SEC initial reports of their beneficial ownership of the Company's equity securities and reports of changes in their beneficial ownership of the Company's equity securities. Based solely on a review of such reports and written representations made by the Company's executive officers and directors with respect to the completeness and timeliness of their filings, the Company believes that the reporting persons complied with all applicable Section 16(a) filing requirements on a timely basis during fiscal 2018.

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

        Robin J. Adams, Robert G. Bohn, Terry D. Growcock (until his retirement on May 2, 2018), Gregg A. Ostrander, Corrine D. Ricard and Jesse G. Singh served on the Compensation Committee in fiscal 2018. None of the directors who served on the Compensation Committee in fiscal 2018 has ever served as one of the Company's officers or employees or had any relationship with the Company or any of its subsidiaries since the beginning of fiscal 2018 pursuant to which disclosure would be required under the SEC rules pertaining to the disclosure of transactions with related persons. During fiscal 2018, none of the Company's executive officers served as a director or member of the compensation committee (or other committee performing equivalent functions) of any other entity of which an executive officer of such other entity served on the Board or its Compensation Committee.

COMPENSATION COMMITTEE REPORT

        The Compensation Committee has reviewed and discussed the Compensation Discussion and Analysis included in this Proxy Statement with management and, based on such review and discussions, recommended to the Board of Directors that the Compensation Discussion and Analysis be included in this Proxy Statement and in the Company's Annual Report on Form 10-K for the fiscal year ended December 31, 2018.

CARLISLE COMPANIES INCORPORATED COMPENSATION COMMITTEE
Robin J. Adams, Chairman Robert G. Bohn Gregg A. Ostrander Corrine D. Ricard Jesse G. Singh

REPORT OF THE AUDIT COMMITTEE

        The Audit Committee is comprised of six non-employee directors. The Board has made a determination that the members of the Audit Committee satisfy the requirements of the NYSE as to independence, financial literacy and experience. The responsibilities of the Audit Committee are set forth in the Charter of the Audit Committee, which is reviewed annually by the committee.

        The Audit Committee has the sole authority to appoint and terminate the engagement of the Company's independent registered public accounting firm. The Audit Committee also reviews the arrangements for and the results of the independent registered public accounting firm's examination of the Company's books and records, internal accounting control procedures, the activities and recommendations of the Company's internal auditors, and the Company's accounting policies, control systems and compliance activities. The Board has determined that Robin J. Adams, James D. Frias and Lawrence A. Sala are "audit committee financial experts" as defined by the SEC rules. Below is a report on the Audit Committee's activities relating to fiscal 2018.

Review of Audited Consolidated Financial Statements with Management

        The Audit Committee has reviewed and discussed with management the audited consolidated financial statements included in the Company's Annual Report on Form 10-K for the fiscal year ended December 31, 2018.

Review of Audited Consolidated Financial Statements and Other Matters with Independent Registered Public Accounting Firm

        The Audit Committee has discussed with the Company's independent registered public accounting firm the audited consolidated financial statements and the matters required to be discussed by Auditing Standard No. 1301, "Communications with Audit Committees," as adopted by the Public Company Accounting Oversight Board (the "PCAOB"). The Audit Committee has received the written disclosures and the letter from the independent registered public accounting firm required by applicable requirements of the PCAOB regarding the independent registered public accounting firm's communications with the Audit Committee concerning independence, and has discussed with the independent registered public accounting firm its independence. In concluding that such firm is independent, the Audit Committee considered, among other factors, whether the non-audit services provided by such firm were compatible with its independence. See "Fees Paid to Independent Registered Public Accounting Firm" below.

Recommendation that Audited Consolidated Financial Statements be Included in Annual Report

        Based on the reviews, discussions and disclosures referred to above, the Audit Committee recommended to the Board of Directors that the audited consolidated financial statements of the Company for the fiscal year ended December 31, 2018 be included in the Company's Annual Report on Form 10-K for such fiscal year.

CARLISLE COMPANIES INCORPORATED AUDIT COMMITTEE
James D. Frias, Chairman Robin J. Adams Jonathan R. Collins Corrine D. Ricard Lawrence A. Sala Jesse G. Singh

 PROPOSAL 2:
RATIFICATION OF THE APPOINTMENT OF
INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

        The Audit Committee of the Board of Directors has appointed Deloitte & Touche LLP to serve as the Company's independent registered public accounting firm for the fiscal year ending December 31, 2019. Deloitte & Touche LLP has acted in such capacity for the Company since May 16, 2017, the effective date of the Audit Committee's approval of the engagement of Deloitte & Touche LLP as the Company's independent registered public accounting firm for the fiscal year ended December 31, 2017 and the dismissal of Ernst & Young LLP from that role.

        The reports of Ernst & Young LLP on the Company's consolidated financial statements as of and for the fiscal years ended December 31, 2015 and 2016 did not contain an adverse opinion or a disclaimer of opinion and were not qualified or modified as to uncertainty, audit scope or accounting principles. During the fiscal years ended December 31, 2015 and 2016, and the subsequent interim period through May 16, 2017, there were no (i) "disagreements" (as that term is defined in Item 304(a)(1)(iv) of Regulation S-K) with Ernst & Young LLP on any matter of accounting principles or practices, financial statement disclosure, or auditing scope or procedure, which disagreements, if not resolved to Ernst & Young LLP's satisfaction, would have caused Ernst & Young LLP to make reference to the subject matter thereof in its reports for such fiscal years and interim period, or (ii) "reportable events" (as that term is described in Item 304(a)(1)(v) of Regulation S-K).

        The Company expects that representatives of Deloitte & Touche LLP will be present at the Annual Meeting, and the representatives will have an opportunity to make a statement if they desire to do so. The Company also expects that representatives will be available to respond to appropriate questions from stockholders.

        Stockholder ratification of the Audit Committee's appointment of Deloitte & Touche LLP to serve as the Company's independent registered public accounting firm for the fiscal year ending December 31, 2019 is not required by the Company's Amended and Restated Bylaws or otherwise. Nevertheless, the Board is submitting the appointment of Deloitte & Touche LLP to the Company's stockholders for ratification as a matter of good corporate governance. If the Company's stockholders fail to ratify the appointment, the Audit Committee will reconsider its appointment of Deloitte & Touche LLP. Even if this appointment is ratified, the Audit Committee, in its discretion, may direct the appointment of a different independent registered public accounting firm at any time during the fiscal year if the Audit Committee determines that such a change would be in the best interests of the Company and its stockholders.

        The Board of Directors recommends that you vote "FOR" the ratification of the appointment of Deloitte & Touche LLP as the Company's independent registered public accounting firm for the fiscal year ending December 31, 2019. Unless otherwise specified, proxies will be voted "FOR" the ratification of the appointment of Deloitte & Touche LLP as the Company's independent registered public accounting firm for the fiscal year ending December 31, 2019.

A.  Fees Paid to Independent Registered Public Accounting Firm

        The following table presents fees for professional audit services rendered by Deloitte & Touche LLP for the audit of the Company's consolidated financial statements for the fiscal years ended December 31, 2018 and 2017 and fees billed for other services rendered by Deloitte & Touche LLP during those periods:

	Fiscal 2018 ($)	Fiscal 2017 ($)

Audit Fees(1)	$4,434,900	$3,985,600

Audit-Related Fees(2)	$0	$123,000

Tax Fees(3)	$128,000	$189,000

All Other Fees	$0	$0

(1)
Audit Fees consist of the aggregate fees billed for the respective year for professional services rendered by the independent registered public accounting firm for the audit of the Company's annual consolidated financial statements, reviews of the Company's interim consolidated financial statements, statutory audits and related services.

(2)
Audit-Related Fees consist of the aggregate fees billed for the respective year for assurance and related services rendered by the independent registered public accounting firm that are reasonably related to the performance of the audit or review of the Company's annual or interim consolidated financial statements and are not included in "Audit Fees." These services principally include consultation on accounting and internal control matters.

(3)
Tax Fees consist of the aggregate fees billed for the respective year for professional services rendered by the independent registered public accounting firm for tax compliance, consulting and advisory services.

B.  Audit Committee Pre-Approval of Audit and Non-Audit Services

        All audit and permissible non-audit services to be performed by the Company's independent registered public accounting firm are subject to a pre-approval requirement of the Audit Committee. These services may include audit services, audit-related services, tax services and other services. All such services provided in fiscal 2018 were pre-approved by the Audit Committee. The Audit Committee concluded that the provision of such services by Deloitte & Touche LLP was compatible with the maintenance of that firm's independence. The Audit Committee has delegated to the Chairman of the Audit Committee pre-approval authority with respect to certain permissible non-audit services. The Chairman's pre-approval authority is limited to engagements costing no more than $200,000 in the aggregate and any such engagements approved by the Chairman shall be presented to the full Audit Committee at its next regularly scheduled meeting.

 PROPOSAL 3:
ADVISORY VOTE TO APPROVE
NAMED EXECUTIVE OFFICER COMPENSATION

        As required by Section 14A of the Exchange Act, this proposal, commonly known as a "say-on-pay" proposal, gives the Company's stockholders the opportunity to vote to approve or not approve, on an advisory basis, the compensation of the Company's named executive officers, which is described in the "Compensation Discussion and Analysis" section of this Proxy Statement. This vote is not intended to address any specific item or element of compensation or the compensation of any particular officer, but rather the overall compensation of the Company's named executive officers and the philosophy, principles and policies used to determine compensation.

        Stockholders were most recently asked to approve the compensation of the Company's named executive officers at the Company's 2018 Annual Meeting of Stockholders, and stockholders approved the Company's named executive officer compensation with approximately 95% of the votes cast in favor. At the Company's 2017 Annual Meeting of Stockholders, stockholders were asked to indicate whether future advisory say-on-pay votes should occur every one, two or three years, with the Board recommending an annual advisory vote. Because the Board views it as a good corporate governance practice, and because at the 2017 Annual Meeting of Stockholders a majority of the votes cast were in favor of an annual advisory vote, the Board adopted a policy that the Company will include an advisory say-on-pay vote in the Company's proxy materials on an annual basis until the next required advisory stockholder vote on the frequency of advisory stockholder votes on named executive officer compensation, which will occur no later than the Company's annual meeting of stockholders in 2023.

        The compensation program for the Company's named executive officers is based on the following guiding principles:

  •
  Provide competitive total direct compensation opportunity;

  •
  Reward performance that is consistent with key strategic and stockholder goals;

  •
  Balance performance measures and, where appropriate, emphasize overall corporate, operating business and division performance;

  •
  Serve as a retention tool for key executive talent, provide a balance of liquidity and reward executives for superior performance; and

  •
  Be transparent, simple to administer and easy to communicate.

Stockholders are urged to read the "Compensation Discussion and Analysis" section of this Proxy Statement, which provides a thorough description of how the Compensation Committee has designed and administered the executive compensation program to comply with these principles.

        At the Annual Meeting, the Company's stockholders will have the opportunity to endorse or not endorse the compensation of the named executive officers through a non-binding vote on the following resolution:

  RESOLVED, that the compensation paid to the Company's named executive officers, as disclosed in this Proxy Statement pursuant to the compensation disclosure rules of the SEC, including the Compensation Discussion and Analysis, the compensation tables and the related narrative discussion, is hereby approved.

        This vote is advisory, which means that the stockholder vote on this proposal will not be binding on the Company, the Compensation Committee or the Board, nor will it create or imply any change in the fiduciary duties of, or impose any additional fiduciary duty on, the Company, the Compensation Committee or the Board. However, the Compensation Committee and the Board value the opinions of the Company's stockholders and will carefully consider the outcome of the vote when making future compensation decisions for the Company's named executive officers.

        The Board of Directors recommends that you vote "FOR" the approval, on an advisory basis, of the compensation of the Company's named executive officers in fiscal 2018 as disclosed in this Proxy Statement. Unless otherwise specified, proxies will be voted "FOR" the approval, on an advisory basis, of the compensation of the Company's named executive officers in fiscal 2018 as disclosed in this Proxy Statement.

STOCKHOLDER PROPOSALS FOR
THE 2020 ANNUAL MEETING OF STOCKHOLDERS

        Any stockholder proposal intended to be included in the Company's proxy statement and form of proxy relating to the 2020 Annual Meeting of Stockholders must be in writing and received by the Company no later than November 27, 2019. Any such stockholder proposal must also comply with Rule 14a-8 of the Exchange Act, which lists the requirements for the inclusion of stockholder proposals in company-sponsored proxy materials. Stockholder proposals should be addressed to the attention of the Company's Secretary at Carlisle Companies Incorporated, 16430 North Scottsdale Road, Suite 400, Scottsdale, Arizona 85254. Pursuant to the SEC rules, submitting a proposal will not guarantee that it will be included in the Company's proxy materials.

        In addition, any stockholder proposal (other than nominations for directors) intended to be presented at the 2020 Annual Meeting of Stockholders, but that will not be included in the Company's proxy statement and form of proxy relating to the 2020 Annual Meeting of Stockholders, must be received by the Company's Secretary at Carlisle Companies Incorporated, 16430 North Scottsdale Road, Suite 400, Scottsdale, Arizona 85254, either in person or by U.S. certified mail, postage prepaid, not later than the close of business on the 90th day nor earlier than the close of business on the 120th day prior to the first anniversary of the Annual Meeting. As a result, any proposals submitted by a stockholder pursuant to the provisions of the Company's Amended and Restated Bylaws (other than proposals submitted pursuant to Rule 14a-8 or nominations for directors) must be received no earlier than January 9, 2020 and no later than February 8, 2020. However, in the event that the date of the 2020 Annual Meeting of Stockholders is more than 30 days before or more than 60 days after May 8, 2020, notice by the stockholder to be timely must be so delivered or received not earlier than the close of business on the 120th day prior to the date of the 2020 Annual Meeting of Stockholders and not later than the close of business on the later of the 90th day prior to such annual meeting or the 10th day following the day on which public announcement of the date of such meeting is first made by the Company. Stockholder proposals must include the specified information concerning the proposal and the stockholder submitting the proposal as set forth in the Company's Amended and Restated Bylaws. A stockholder who is interested in submitting a proposal should request a copy of the Company's Amended and Restated Bylaws by writing to the Company's Secretary at Carlisle Companies Incorporated, 16430 North Scottsdale Road, Suite 400, Scottsdale, Arizona 85254.

VOTING BY PROXY AND CONFIRMATION OF BENEFICIAL OWNERSHIP

        Whether or not you plan to attend the Annual Meeting, please follow the instructions shown on the Notice of Internet Availability of Proxy Materials (or proxy card if you received or request one) to vote your Shares by proxy to ensure that your Shares are represented at the Annual Meeting. Shares represented by a valid proxy received and not revoked before the Annual Meeting will be voted as specified.

        You may revoke your proxy or change your vote at any time before the vote is taken at the Annual Meeting. If you are a stockholder of record, you may revoke your proxy or change your vote by (i) submitting a written notice of revocation to the Company's Secretary at Carlisle Companies

Incorporated, 16430 North Scottsdale Road, Suite 400, Scottsdale, Arizona 85254; (ii) delivering a proxy bearing a later date via the Internet, by telephone or by mail until the applicable deadline for each method; or (iii) attending the Annual Meeting and voting in person. Attendance at the Annual Meeting will not cause your previously granted proxy to be revoked unless you specifically make that request or vote in person at the meeting. For all methods of voting, the last vote cast will supersede all previous votes. If you hold your Shares in street name and you have instructed your bank, broker or other nominee to vote your Shares, you may revoke or change your voting instructions by following the specific instructions provided to you by your bank, broker or other nominee, or, if you have obtained a legal proxy from your bank, broker or other nominee, by attending the Annual Meeting and voting in person.

        The number of votes that each stockholder will be entitled to cast at the Annual Meeting will depend on when the Shares were acquired and whether or not there has been a change in beneficial ownership since the date of acquisition, with respect to each of such holder's Shares.

        Stockholders whose Shares are held by banks or brokers or in nominee name are requested to confirm to the Company how many of the Shares they owned as of March 13, 2019 were beneficially owned before March 13, 2015, entitling such stockholder to five votes per Share, and how many were acquired after March 12, 2015, entitling such stockholder to one vote per Share. If no confirmation of beneficial ownership is received from a stockholder prior to the Annual Meeting, it will be deemed by the Company that beneficial ownership of all such Shares was effected after March 12, 2015, and the stockholder will be entitled to one vote for each Share. If a stockholder provides incorrect information, he or she may provide correct information at any time prior to the voting of his or her Shares at the Annual Meeting.

        The Notice of Internet Availability of Proxy Materials, or a printed copy of the proxy materials (including this Proxy Statement and form of proxy), as applicable, are being furnished to stockholders of record on March 13, 2019 whose Shares on the records of the Company show the following:

            (i)  that such stockholder had beneficial ownership of such Shares before March 13, 2015, and there has been no change since that date, thus entitling such stockholder to five votes for each Share; or

           (ii)  that beneficial ownership of such Shares was effected after March 12, 2015, thus entitling such stockholder to one vote for each Share; or

          (iii)  that the dates on which beneficial ownership of such Shares were effected are such that such stockholder is entitled to five votes for some Shares and one vote for other Shares.

        Printed on the Notice of Internet Availability of Proxy Materials (or proxy card if you received or request one) for each individual stockholder of record is the number of Shares for which he or she is entitled to cast five votes each and/or one vote each, as the case may be, as shown on the records of the Company.

        Stockholders of record are urged to review the number of Shares shown on their Notice of Internet Availability of Proxy Materials (or proxy card if they received or request one) in the five-vote and one-vote categories. If the number of Shares shown in a voting category is believed to be incorrect, the stockholder should notify the Company in writing of that fact and either mail the notice directly to the Company at the address indicated above or enclose the notice along with the proxy card (if the stockholder received or requests one) in the postage-paid envelope provided. The stockholder should identify the Shares improperly classified for voting purposes and provide information as to the date beneficial ownership was acquired. Any notification of improper classification of votes must be made at least three business days prior to the Annual Meeting or the stockholder will be entitled at the Annual Meeting to the number of votes indicated on the records of the Company.

        In certain cases record ownership may change but beneficial ownership for voting purposes does not change. The Restated Certificate of Incorporation of the Company states the exceptions where beneficial ownership is deemed not to have changed upon the transfer of Shares. Stockholders should consult the pertinent provision of the Restated Certificate of Incorporation attached as Appendix A to this Proxy Statement for those exceptions.

        By resolution duly adopted by the Board of Directors of the Company pursuant to subparagraph B of Article FOURTH of the Restated Certificate of Incorporation, the following procedures have been adopted for use in determining the number of votes to which a stockholder is entitled:

            (i)  The Company may accept the written and signed statement of a stockholder to the effect that no change in beneficial ownership has occurred during the four years immediately preceding the date on which a determination is made of the stockholders of the Company who are entitled to vote or take any other action. Such statement may be abbreviated to state only the number of Shares as to which such stockholder is entitled to exercise five votes or one vote.

           (ii)  In the event the Vice President, Treasurer of the Company, in his or her sole discretion, taking into account the standards set forth in the Company's Restated Certificate of Incorporation, deems any such statement to be inadequate or for any reason deems it in the best interest of the Company to require further evidence of the absence of change of beneficial ownership during the four-year period preceding the record date, he or she may require such additional evidence and, until it is provided in form and substance satisfactory to him or her, a change in beneficial ownership during such period shall be deemed to have taken place.

          (iii)  Information supplementing that contemplated by paragraph (i) and additional evidence contemplated by paragraph (ii) may be provided by a stockholder at any time but must be furnished at least three business days prior to any meeting of stockholders at which such Shares are to be voted for any change to be effective at such meeting.

HOUSEHOLDING

        The SEC has adopted rules permitting companies to mail one proxy statement and annual report, or notice of internet availability of proxy materials, as applicable, in one envelope to all stockholders residing at the same address if certain conditions are met. This is called "householding" and can result in significant savings of paper and mailing costs. The Company has not implemented householding with respect to its stockholders of record; however, a number of brokerage firms have instituted householding that may impact certain beneficial owners of Shares held in street name. If members of your household have multiple accounts through which they hold Shares, you may have received a householding notification from your bank, broker or other nominee.

        Please contact your bank, broker or other nominee directly if you have any questions or wish to revoke your decision to household or to receive an additional copy of this Proxy Statement, the 2018 Annual Report to Stockholders or the Notice of Internet Availability of Proxy Materials for members of your household.

 OTHER MATTERS

        As of the date of this Proxy Statement, the Board of Directors is not aware of any other matters to be presented at the Annual Meeting. If other matters are properly raised at the Annual Meeting, the proxy holders may vote any Shares represented by proxy in their discretion.

By Order of the Board of Directors,
/s/ SCOTT C. SELBACH
Scott C. Selbach Vice President, Secretary and General Counsel

Dated: March 26, 2019

Appendix A

Subparagraph B of Article FOURTH of the Restated Certificate
of Incorporation of Carlisle Companies Incorporated

B.

        (i)    Each outstanding share of Common Stock shall entitle the holder thereof to five (5) votes on each matter properly submitted to the stockholders of the Corporation for their vote, waiver, release or other action; except that no holder of outstanding shares of Common Stock shall be entitled to exercise more than one (1) vote on any such matter in respect of any share of Common Stock with respect to which there has been a change in beneficial ownership during the four (4) years immediately preceding the date on which a determination is made of the stockholders of the Corporation who are entitled to vote or to take any other action.

        (ii)   A change in beneficial ownership of an outstanding share of Common Stock shall be deemed to have occurred whenever a change occurs in any person or persons who, directly or indirectly, through any contract, agreement, arrangement, understanding, relationship or otherwise has or shares any of the following:

          (a)   Voting power, which includes, without limitation, the power to vote or to direct the voting power of such share of Common Stock.

          (b)   Investment power, which includes, without limitation, the power to direct the sale or other disposition of such share of Common Stock.

          (c)   The right to receive or to retain the proceeds of any sale or other disposition of such share of Common Stock.

          (d)   The right to receive or to retain any distributions, including, without limitation, cash dividends, in respect of such share of Common Stock.

        (iii)  Without limiting the generality of the foregoing section (ii) of this subparagraph B, the following events or conditions shall be deemed to involve a change in beneficial ownership of a share of Common Stock:

          (a)   In the absence of proof to the contrary provided in accordance with the procedures set forth in section (v) of this subparagraph B, a change in beneficial ownership shall be deemed to have occurred whenever an outstanding share of Common Stock is transferred of record into the name of any other person.

          (b)   In the case of an outstanding share of Common Stock held of record in the name of a corporation, general partnership, limited partnership, voting trustee, bank, trust company, broker, nominee or clearing agency, if it has not been established pursuant to the procedures set forth in section (v) of this subparagraph B that there has been no change in the person or persons who or that direct the exercise of the rights referred to in clauses (ii)(a) through (ii)(d), inclusive, of this subparagraph B with respect to such outstanding share of Common Stock during the period of four (4) years immediately preceding the date on which a determination is made of the stockholders of the Corporation entitled to vote or to take any other action (or since May 30, 1986 for any period ending on or before May 30, 1990), then a change in beneficial ownership of such share of Common Stock shall be deemed to have occurred during such period.

          (c)   In the case of an outstanding share of Common Stock held of record in the name of any person as a trustee, agent, guardian or custodian under the Uniform Gifts to Minors Act as in effect in any jurisdiction, a change in beneficial ownership shall be deemed to have occurred whenever there is a change in the beneficiary of such trust, the principal of such agent, the ward of such guardian, the minor for whom such custodian is acting or in such trustee, agent, guardian or custodian.

          (d)   In the case of outstanding shares of Common Stock beneficially owned by a person or group of persons who, after acquiring, directly or indirectly, the beneficial ownership of five percent (5%) of the outstanding shares of Common Stock, fails to notify the Corporation of such ownership within ten (10) days after such acquisition, a change in beneficial ownership of such shares of Common Stock shall be deemed to occur on each day while such failure continues.

        (iv)  Notwithstanding any other provision in this subparagraph B to the contrary, no change in beneficial ownership of an outstanding share of Common Stock shall be deemed to have occurred solely as a result of:

          (a)   Any event that occurred prior to May 30, 1986 or pursuant to the terms of any contract (other than a contract for the purchase and sale of shares of Common Stock contemplating prompt settlement), including contracts providing for options, rights of first refusal and similar arrangements, in existence on May 30, 1986 and to which any holder of shares of Common Stock is a party; provided, however, that any exercise by an officer or employee of the Corporation or any subsidiary of the Corporation of an option to purchase Common Stock after May 30, 1986 shall, notwithstanding the foregoing and clause (iv)(f) hereof, be deemed a change in beneficial ownership irrespective of when that option was granted to said officer or employee.

          (b)   Any transfer of any interest in an outstanding share of Common Stock pursuant to a bequest or inheritance, by operation of law upon the death of any individual, or by any other transfer without valuable consideration, including, without limitation, a gift that is made in good faith and not for the purpose of circumventing the provisions of this Article FOURTH.

          (c)   Any changes in the beneficiary of any trust, or any distribution of an outstanding share of Common Stock from trust, by reason of the birth, death, marriage or divorce of any natural person, the adoption of any natural person prior to age eighteen (18) or the passage of a given period of time or the attainment by any natural person of a specific age, or the creation or termination of any guardianship or custodial arrangement.

          (d)   Any appointment of a successor trustee, agent, guardian or custodian with respect to an outstanding share of Common Stock if neither such successor has nor its predecessor had the power to vote or to dispose of such share of Common Stock without further instructions from others.

          (e)   Any change in the person to whom dividends or other distributions in respect of an outstanding share of Common Stock are to be paid pursuant to the issuance or modification of a revocable dividend payment order.

          (f)    Any issuance of a share of Common Stock by the Corporation or any transfer by the Corporation of a share of Common Stock held in treasury, unless otherwise determined by the Board of Directors at the time of authorizing such issuance or transfer.

          (g)   Any giving of a proxy in connection with a solicitation of proxies subject to the provisions of Section 14 of the Securities Exchange Act of 1934 and the rules and regulations thereunder promulgated.

          (h)   Any transfer, whether or not with consideration, among individuals related or formerly related by blood, marriage or adoption ("Relatives") or between a Relative and any Person (as defined in Article SEVENTH) controlled by one or more Relatives where the principal purpose for the transfer is to further the estate tax planning objectives of the transferor or of Relatives of the transferor.

          (i)    Any appointment of a successor trustee as a result of the death of the predecessor trustee (which predecessor trustee shall have been a natural person).

          (j)    Any appointment of a successor trustee who or which was specifically named in a trust instrument prior to May 30, 1986.

          (k)   Any appointment of a successor trustee as a result of the resignation, removal or failure to qualify of a predecessor trustee or as a result of mandatory retirement pursuant to the express terms of a trust instrument; provided, that less than fifty percent (50%) of the trustees administering any single trust will have changed (including in such percentage the appointment of the successor trustee) during the four (4)-year period preceding the appointment of such successor trustee.

        (v)   For purposes of this subparagraph B, all determinations concerning changes in beneficial ownership, or the absence of any such change, shall be made by the Board of Directors of the Corporation or, at any time when the Corporation employs a transfer agent with respect to the shares of Common Stock, at the Corporation's request, by such transfer agent on the Corporation's behalf. Written procedures designed to facilitate such determinations shall be established and may be amended, from time to time, by the Board of Directors. Such procedures shall provide, among other things, the manner of proof of facts that will be accepted and the frequency with which such proof may be required to be renewed. The Corporation and any transfer agent shall be entitled to rely on any and all information concerning beneficial ownership of the outstanding shares of Common Stock coming to their attention from any source and in any manner reasonably deemed by them to be reliable, but neither the Corporation nor any transfer agent shall be charged with any other knowledge concerning the beneficial ownership of outstanding shares of Common Stock.

        (vi)  In the event of any stock split or stock dividend with respect to the outstanding shares of Common Stock, each share of Common Stock acquired by reason of such split or dividend shall be deemed to have been beneficially owned by the same person from the same date as that on which beneficial ownership of the outstanding share or shares of Common Stock, with respect to which such share of Common Stock was distributed, was acquired.

        (vii) Each outstanding share of Common Stock, whether at any particular time the holder thereof is entitled to exercise five (5) votes or one (1) vote, shall be identical to all other shares of Common Stock in all respects, and together the outstanding shares of Common Stock shall constitute a single class of shares of the Corporation.

VOTE BY INTERNET - www.proxyvote.com Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 p.m. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form. CARLISLE COMPANIES INCORPORATED 16430 NORTH SCOTTSDALE ROAD, SUITE 400 SCOTTSDALE, AZ 85254 ATTN: SCOTT C. SELBACH ELECTRONIC DELIVERY OF FUTURE PROXY MATERIALS If you would like to reduce the costs incurred by our company in mailing proxy materials, you can consent to receiving all future proxy statements, proxy cards and annual reports electronically via e-mail or the Internet. To sign up for electronic delivery, please follow the instructions above to vote using the Internet and, when prompted, indicate that you agree to receive or access proxy materials electronically in future years. VOTE BY PHONE - 1-800-690-6903 Use any touch-tone telephone to transmit your voting instructions up until 11:59 p.m. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you call and then follow the instructions. VOTE BY MAIL Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717. TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS: E59226-P20184 KEEP THIS PORTION FOR YOUR RECORDS DETACH AND RETURN THIS PORTION ONLY THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED. CARLISLE COMPANIES INCORPORATED The Board of Directors recommends you vote FOR the following proposals: 1. To elect the four directors nominated by the Board of Directors. Nominees: For Against Abstain ! ! ! ! ! ! ! ! ! ! ! ! 1a. Robin J. Adams 1b. Jonathan R. Collins 1c. D. Christian Koch For Against Abstain 1d. David A. Roberts ! ! ! ! ! ! 2. To ratify the appointment of Deloitte & Touche LLP as the Company's independent registered public accounting firm for fiscal 2019. 3. To approve, on an advisory basis, the Company's named executive officer compensation in fiscal 2018. 4. To transact any other business properly brought before the meeting. For address changes and/or comments, please check this box and write them on the back where indicated. ! Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name by authorized officer. Signature [PLEASE SIGN WITHIN BOX] Date Signature (Joint Owners) Date

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting: The Notice of 2019 Annual Meeting of Shareholders, Proxy Statement, 2018 Annual Report and Form 10-K are available at www.proxyvote.com. E59227-P20184 CARLISLE COMPANIES INCORPORATED Annual Meeting of Shareholders May 8, 2019 8:00 AM EDT This proxy is solicited by the Board of Directors David A. Roberts and Robert M. Roche, or either of them, each with the power of substitution and revocation, are hereby authorized to represent the undersigned, with all powers which the undersigned would possess if personally present, to vote the common shares of the undersigned at the annual meeting of shareholders of Carlisle Companies Incorporated to be held at Carlisle Interconnect Technologies, 100 Tensolite Drive, St. Augustine, FL 32092, on Wednesday, May 8, 2019 at 8:00 AM EDT, and at any postponements or adjournments of that meeting, as indicated on the reverse side, and in their discretion upon any other business that may properly come before the meeting. Shares represented by this proxy will be voted as directed herein by the shareholder. If no such directions are indicated, this proxy will be voted "FOR" all the nominees listed in Proposal 1, "FOR" Proposal 2 and "FOR" Proposal 3. (If you noted any Address Changes/Comments above, please mark corresponding box on the reverse side.) Continued and to be signed on reverse side Address Changes/Comments: